                                                FILED PURSUANT TO 424(B)(1)
                                                FILE REGISTRATION NO. 333-52007


                                     LOGO
                               3,511,000 SHARES

                                 COMMON STOCK

                             ---------------------

  Of the 3,511,000 shares of Common Stock offered hereby, 1,200,000 shares are being sold by TSI International Software Ltd. ("TSI Software" or the "Company"), 1,928,719 shares are being sold by the Selling Stockholders and 382,281 shares are being sold upon exercise of a warrant to be sold to the Underwriters by a Selling Stockholder (the "Selling Stockholder Warrant"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares or the Selling Stockholder Warrant by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol "TSFW." On June 4, 1998, the last sale price of the Common Stock as reported by the Nasdaq National Market was $20.00 per share. See "Price Range of Common Stock."

                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE  ACCURACY
     OR ADEQUACY OF  THIS PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY
      IS A CRIMINAL OFFENSE.

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
                                 UNDERWRITING                     PROCEEDS
                     PRICE TO   DISCOUNTS AND   PROCEEDS TO      TO SELLING
                      PUBLIC    COMMISSIONS(1) COMPANY(2)(3) STOCKHOLDERS(3)(4)
-------------------------------------------------------------------------------
Per Share..........   $19.00        $0.95         $18.05           $18.05
-------------------------------------------------------------------------------
Total(3)........... $66,709,000   $3,335,450    $22,424,562     $40,948,988

-------------------------------------------------------------------------------
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(1) The Company and the Selling Stockholders have agreed to idemnify the several Underwriters as stated herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $500,000. Includes $764,562 to be paid to the Company by the Underwriters upon exercise of the Selling Stockholder Warrant.

(3) The Company and certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 226,650 and 300,000 shares of Common Stock, respectively, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $76,715,350, $3,835,768, $26,515,595 and $46,363,988, respectively.
(4) Excludes $764,562 to be paid to the Company by the Underwriters upon exercise of the Selling Stockholder Warrant.

                             ---------------------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco, California, on or about June 10, 1998.

BANCAMERICA ROBERTSON STEPHENS

            BEAR, STEARNS & CO. INC.

                         DAIN RAUSCHER WESSELS
                            A DIVISION OF DAIN RAUSCHER INCORPORATED

                                                SOUNDVIEW FINANCIAL GROUP, INC.


                 The date of this Prospectus is June 5, 1998.

The inside front cover contains a picture with a title "Integrating Islands of Automation" at the bottom of the graphic. The graphic contains a compass in the upper right hand corner of the picture. The picture has the Company's Mercator product logo labeled as "Mercator" with dotted lines emanating in a spoke like pattern to pictures of islands, each with a graphic of a piece of computer hardware. These islands are labeled (clockwise from the upper left corner to the lower left corner) "Customers, Suppliers, Other Partners," "EDI," "Web Applications," "Legacy Systems," "SAP R/3," "Best of Breed Applications," and "Data Warehouses."


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR THE SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    6
Use of Proceeds...........................................................   16
Price Range of Common Stock...............................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   30
Management................................................................   41
Certain Transactions......................................................   49
Principal and Selling Stockholders........................................   50
Description of Capital Stock..............................................   52
Shares Eligible for Future Sale...........................................   54
Underwriting..............................................................   55
Legal Matters.............................................................   56
Experts...................................................................   56
Available Information.....................................................   57
Additional Information....................................................   57
Index to Financial Statements.............................................  F-1

                             ---------------------

  TSI, the TSI logo, Mercator, Trading Partner, OnCall and KEY/MASTER are registered trademarks, and TSI Software, Mercator for EC, Mercator for R/3, Trading Partner EC, Trading Partner PC, Trading Partner PC/32 and OnCall*EDI are trademarks, of the Company. This Prospectus also contains trademarks and trade names of other companies.

                                    SUMMARY

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

  TSI International Software Ltd. ("TSI Software" or the "Company") is a leading provider of software and related services that enable organizations to integrate their enterprise applications both internally and with external business partners. The Company's flagship product, Mercator, is an applications integration solution which permits enterprises to exchange information between internal systems, to implement and integrate advanced client/server applications such as SAP's R/3 enterprise resource planning ("ERP") system and to integrate electronic data interchange ("EDI") data and Web-based applications with their core business systems. In addition to Mercator, the Company's Trading Partner products permit businesses to exchange information with business partners and to integrate EDI data with back office applications.

  The evolution of enterprise computing has resulted in a proliferation of business software applications across disparate and heterogeneous computing systems. To improve effectiveness, efficiency and competitive positioning, organizations are increasingly seeking to integrate and coordinate these applications, both within the enterprise and with a growing number of external business partners. The traditional approach to application integration -- in-house custom development of interfaces -- is limited in its effectiveness and is expensive, with integration costs for purchased business applications often exceeding the cost of the applications themselves. The requirement for integration, and the need for software tools which automate the integration process, is increased with each new client/server, electronic commerce or Web-based application added to the enterprise.

  The Company's products provide comprehensive off-the-shelf integration solutions that can be quickly implemented and easily maintained and that provide support for a broad range of applications, platforms, and data types. Mercator for R/3 was the first product certified by SAP for use with its Application Link Enabling ("ALE") architecture, an inter-application messaging technology developed by SAP as a standard for interfacing with R/3. Mercator for R/3 was also the first product certified for SAP's DMI (data migration interface). Mercator addresses the need of SAP customers to integrate R/3 with legacy and third-party applications in less time and at lower cost than developing in-house custom interfaces. Similarly, for external applications, the Company's Mercator and Trading Partner products permit customers to integrate business processes across their supply and demand chains by leveraging the Internet and other transport mechanisms for electronic commerce.

  The Company's strategy is to be the market leader in providing solutions that integrate applications within the enterprise and between business partners. Specifically, the Company seeks to extend its technology leadership in application integration, particularly with respect to its Mercator product line, and intends to target the market for enterprise application integration with solutions for SAP R/3 and other enterprise applications markets. In addition to these market and product strategies, the Company intends to expand its existing channels of distribution, leverage its customer base by marketing additional products and services to existing customers and to expand its professional services capability to augment its software offerings.

  The Company markets its products and services through its direct sales force and a network of value added resellers ("VARs"), independent software vendors ("ISVs"), systems integrators ("SIs") and distributors. The Company has directly licensed its products to over 8,700 customers worldwide, representing a broad range of industries. The Company's customers include Allegiance Corporation, American Express Travel Related Services, Inc., Bell Atlantic, CIGNA Corporation, Citibank, N.A., Federal Express Corporation, Hewlett-Packard Company, Hoechst AG, IBM, Lucent Technologies, Inc., Prudential Insurance Company of America and Texas Instruments.

                                  THE OFFERING

Common Stock offered by the Company............ 1,200,000 shares
Common Stock offered by the Selling
 Stockholders.................................. 2,311,000 shares(1)
Common Stock to be outstanding after the
 Offering...................................... 10,691,483 shares(1)(2)
Use of Proceeds................................ For working capital and general corporate purposes. See "Use of
                                                Proceeds."
Nasdaq National Market symbol.................. TSFW

                         SUMMARY FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                                     THREE MONTHS
                                                                        ENDED
                                 YEARS ENDED DECEMBER 31,             MARCH 31,
                          ----------------------------------------- --------------
                           1993     1994     1995    1996    1997    1997   1998
                          -------  -------  ------- ------- ------- ------ -------
                                                                     (unaudited)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $12,843  $13,934  $16,061 $19,004 $26,670 $5,508 $ 8,187
Operating income (loss).   (1,002)      95      907   1,414   2,053    352     653
Net income (loss).......   (1,228)    (113)     823   1,228   2,480    313     871
                          =======  =======  ======= ======= ======= ====== =======
Net income (loss) per
 share(3):
 Basic..................  $ (0.44) $ (0.04) $  0.29 $  0.43 $  0.42 $ 0.11 $  0.10
 Diluted................  $ (0.23) $ (0.02) $  0.15 $  0.21 $  0.29 $ 0.05 $  0.08
                          =======  =======  ======= ======= ======= ====== =======
Weighted average number
 of common and common
 equivalent shares
 outstanding(3):
 Basic..................    2,815    2,815    2,846   2,887   5,917  2,887   9,044
 Diluted................    5,424    5,425    5,455   5,811   8,567  6,369  10,827

                                                               MARCH 31, 1998
                                                             -------------------
                                                                         AS
                                                             ACTUAL  ADJUSTED(4)
                                                             ------- -----------
                                                                 (unaudited)
BALANCE SHEET DATA:
Cash........................................................ $14,206   $36,135
Working capital.............................................  24,782    46,711
Total assets................................................  35,256    57,185
Total stockholders' equity..................................  26,913    48,842

--------
(1) Includes 382,281 shares issuable upon exercise of the Selling Stockholder Warrant. See "Principal and Selling Stockholders."
(2) Based on shares outstanding as of March 31, 1998. Excludes (i) an aggregate of 1,650,781 shares of Common Stock issuable upon the exercise of options outstanding as of March 31, 1998 at a weighted average exercise price of $4.39 per share, (ii) 269,490 shares of Common Stock issuable upon exercise of outstanding warrants that will remain outstanding upon the completion of this offering ("Warrants") at an exercise price of $2.00 per share, (iii) an aggregate of 1,854,312 additional shares of Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan, 1997 Directors Stock Option Plan and 1997 Employee Stock Purchase Plan and (iv) 51,390 shares issued subsequent to March 31, 1998 upon exercise of a warrant on a net exercise basis.
(3) For an explanation of the determination of the number of shares used in computing basic and diluted net income (loss) per share, see Note 1 of Notes to Financial Statements.
(4) Adjusted to reflect (i) the sale of the 1,200,000 shares offered by the Company hereby at a public offering price of $19.00 per share and the application of the net proceeds therefrom, after deducting the underwriting discounts and commissions and after deducting estimated offering expenses,
    (ii) the exercise of outstanding warrants to purchase 382,281 shares of Common Stock upon exercise of the Selling Stockholder Warrant and the application of the proceeds therefrom and (iii) the exercise of outstanding stock options to purchase 11,000 shares of Common Stock upon exercise of such stock options by two of the Selling Stockholders immediately prior to the completion of this Offering and the application of the proceeds therefrom. See "Capitalization" and "Use of Proceeds."

                              --------------------

  The Company was incorporated in Connecticut in 1985 and reincorporated in Delaware in September 1993. The Company's principal executive offices are located at 45 Danbury Road, Wilton, CT 06897 and its telephone number is (203) 761-8600. The Company has additional offices in Boca Raton, Florida, Bannockburn, Illinois, Landover, Maryland, Cobham, England, and Paris, France.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

  The Company's quarterly and annual operating results have varied significantly in the past and are expected to do so in the future. Accordingly, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's revenues and results of operations are difficult to forecast and could be adversely affected by many factors, including, among others: the size, timing and terms of individual license transactions; the sales cycle for the Company's products; demand for and market acceptance of the Company's products and related services (particularly its Mercator products); the number of businesses implementing the SAP R/3 system and other ERP applications, as well as the number of such businesses requiring third party enterprise application integration software and related services; the Company's ability to expand, and market acceptance of, its professional services business; the timing of expenditures by the Company in anticipation of product releases or increased revenue; the timing of product enhancements and product introductions by the Company and its competitors; market acceptance of enhanced versions of the Company's existing products and of new products; changes in pricing policies of the Company and its competitors; variations in the mix of products and services sold by the Company; the mix of channels through which products and services are sold; the success of the Company in penetrating international markets; the buying patterns and budgeting cycles of customers; personnel changes, the Company's ability to attract and retain qualified sales, professional services and research and development personnel and the rate at which such personnel become productive; and general economic conditions. In particular, the ability of the Company to achieve growth in the future will depend on its success in adding a substantial number of sales, professional services and research and development personnel. Competition for such personnel is intense and there can be no assurance the Company will be able to attract and retain these personnel.

  Licensing of the Company's software products historically has accounted for a substantial portion of the Company's revenues, and the Company anticipates that this trend will continue for the foreseeable future. Software license revenues are difficult to forecast for a number of reasons. The Company typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The length of the sales cycles for the Company's products can vary significantly from customer to customer and from product to product and, in certain instances, can be as long as nine months or more. Furthermore, the terms and conditions of individual license transactions, including prices and discounts, may be negotiated based on volumes and commitments, and may vary considerably from customer to customer. In addition, the Company has generally recognized a substantial portion of its quarterly software licensing revenues in the last month of each quarter. Accordingly, the cancellation or deferral of even a small number of purchases of the Company's products has in the past and could in the future have a material adverse effect on the Company's business, operating results and financial condition.

  The Company's future revenues will also be difficult to predict and the Company has, in the past, failed to achieve its revenue expectations for certain periods. The Company's expense levels are based, in part, on its expectation of future revenues, and expense levels are, to a large extent, fixed in the short term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If revenue levels are below expectations for any reason, operating results are likely to be materially and adversely affected. Net income may be disproportionately affected by a reduction in revenue because a large portion of the Company's expenses is related to headcount that cannot be easily reduced without adversely affecting the Company's business. In addition, the Company currently intends to increase its operating expenses by expanding its research and product development staff, particularly research and development personnel to be devoted to the Company's Mercator product line, increasing its sales and marketing and professional services operations, expanding distribution channels and hiring personnel in other operating areas. The Company expects to experience a significant time lag between the date professional services, sales and technical personnel are hired and the date such personnel become fully productive. The timing of such expansion and the rate at which new technical, professional services and sales personnel become productive as well as the timing of the introduction and success of new distribution channels could cause material fluctuations in quarterly results of operations. Furthermore, to the extent such increased operating expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition could be materially and adversely affected.

  Due to the foregoing factors, it is likely that in some future quarter the Company's revenue or operating results will not meet the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

  While the Company has not historically experienced any significant seasonal fluctuations in its revenues or results of operations, it is not uncommon for software companies to experience strong fourth quarters followed by weaker first quarters, in some cases with sequential declines in revenues or operating profit. The Company believes that many software companies exhibit this pattern in their sales cycles primarily due to customers' buying patterns and budget cycles. There can be no assurance that the Company will not display this pattern in future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON MERCATOR PRODUCT LINE

  The Company introduced its Mercator products in 1993. In recent years, a significant portion of the Company's revenue has been attributable to licenses of its Mercator products and related services, and the Company expects that revenue attributable to its Mercator products and related services will represent an increasing portion of the Company's total revenue for the foreseeable future. The development and marketing of its Mercator product line has required the Company to, among other things, focus its attention and resources away from some of its traditional products, market its products to a different customer base and shift a large portion of its development efforts to the Mercator product line. Accordingly, the Company's future operating results are highly dependent on the market acceptance and growth of its Mercator product line and enhancements thereto. There can be no assurance that market acceptance of the Mercator product line will increase or remain at current levels or that the Company will be able to successfully market the Mercator product line and develop extensions and enhancements to this product line on a long-term basis. In the event the Company's current or future competitors release new products that provide, or are perceived as providing, more advanced features, greater functionality, better performance, better compatibility with other systems or lower prices than the Mercator product line, demand for the Company's products and services would likely decline. See "-- Risks Associated with Technological Change, Product Enhancements and New Product Development" and "-- Competition." A decline in demand for, or market acceptance of, the Mercator product line as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products and Services."

DEPENDENCE ON SAP R/3 SYSTEM IMPLEMENTATIONS

  A substantial portion of the Company's sales of its Mercator products and related services has been attributable to sales of Mercator for R/3 and related services. The Company believes that its future revenue growth, if any, will also depend in part upon continued sales of Mercator for R/3 and related services. The Company has devoted and must continue to devote substantial resources to identifying potential customers in the R/3 market, building relationships with strategic partners and attracting and retaining skilled technical, sales and professional services personnel with expertise in R/3 systems. Personnel with expertise in the R/3 system are in high demand and as such are typically difficult to hire and retain. Regardless of the investments the Company makes in pursuing this new market, there can be no assurance that the Company will be successful in implementing a sales and marketing strategy appropriate for this market or in attracting and retaining the necessary skilled personnel.

  Demand for and market acceptance of Mercator for R/3 and related services will be dependent on the continued market acceptance of the SAP R/3 system. As a result, any factor adversely affecting demand for or use of SAP's R/3 system could have a material adverse effect on the Company's business, operating results and financial condition. Implementation of the SAP R/3 system is a costly and time-consuming process and there can be no assurance that businesses will choose to purchase such systems. Furthermore, there can be no assurance that businesses which may implement such systems will wish to commit the additional resources required to implement Mercator for R/3. In addition, SAP could in the future introduce enterprise application integration solutions competitive with Mercator for R/3 and related services. Moreover, any changes in or new versions of SAP's R/3 system could materially and adversely affect the Company's business, operating results and financial condition if the Company were not able to successfully develop or implement any related changes to Mercator for R/3 in a timely fashion. The Company will also be required to maintain Mercator for R/3's certification for ALE, DMI and EDI. In order to maintain such certifications, the Company's product must adhere to SAP's technical specifications which are updated by SAP from time to time, and the Company has no control over whether and when such specifications will be changed. Any material change by SAP in such specifications could require the Company to devote significant development resources to updating this product to comply with such specifications. In such event, there can be no assurance that the Company would be able to successfully modify Mercator for R/3 on a timely basis, if at all, and any failure to do so could materially and adversely affect the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE, PRODUCT ENHANCEMENTS AND NEW PRODUCT DEVELOPMENT

  The market for the Company's products and services is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend in part upon its ability to anticipate changes and enhance its current products and develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of its customers. The Company's products may be rendered obsolete if the Company fails to anticipate or react to change. Development of enhancements to existing products and new products depends, in part, on the timing of releases of new versions of applications systems by vendors, the introduction of new applications, systems or computing platforms, the timing of changes in platforms, the release of new standards or changes to existing standards, and changing customer requirements, among other factors. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its product enhancements or new products will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. The Company has in the past experienced delays in the introduction of product enhancements and new products and may experience such delays in the future. Furthermore, as the number of applications, systems and platforms supported by the Company's products increases, the Company could experience difficulties in developing on a timely basis product enhancements which address the increased number of new versions of applications, systems or platforms served by its existing products. Failure of the Company, for technological or other reasons, to develop and introduce product enhancements or new products in a timely and cost-effective manner or to anticipate and respond adequately to changing market conditions, as well as any significant delay in product development or introduction, could cause customers to delay or decide against purchases of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company may, in the future, seek to develop and market enhancements to existing products or new products which are targeted for applications, systems or platforms which the Company believes will achieve commercial acceptance. These efforts could require the Company to devote significant development and sales and marketing personnel as well as other resources to such efforts which would otherwise be available for other purposes. There can be no assurance that the Company will be able to successfully identify such applications, systems or platforms, or that such applications, systems or platforms will achieve commercial acceptance or that the Company will realize a sufficient return on its investment. Failure of these targeted applications, systems or platforms to achieve commercial acceptance or the failure of the Company to achieve a sufficient return on its investment could have a material adverse effect on the Company's business, operating results and financial condition.

  In addition, the introduction or announcement by the Company, or by one or more of its current or future competitors, of products embodying new technologies or features could render the Company's existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of enhanced or new product offerings by the Company or its current or future competitors will not cause customers to defer or cancel purchases of existing Company products. Such deferment or cancellation of purchases could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE UPON DEVELOPMENT OF DISTRIBUTION CHANNELS

  The Company has recently expanded, and intends to continue to expand its direct sales force. The Company's future success will depend in large part upon the ability of the Company to attract, integrate, train, motivate and retain new sales personnel. There can be no assurance that the Company's efforts to expand its direct sales force to date or in the future will be successful or that the cost of such efforts will not exceed the revenue generated. In addition, the Company expects to experience a significant time lag between the date sales personnel are hired and the date such personnel become fully productive. The Company's inability to manage its sales force expansion effectively could have a material adverse effect on the Company's business, operating results and financial condition.

  An integral part of the Company's strategy is to also expand its indirect sales channels such as VARs, ISVs, SIs and distributors. Although VARs, ISVs, SIs and distributors have not accounted for a substantial percentage of the Company's total revenues historically, the Company is increasing resources dedicated to developing and expanding its indirect distribution channels. There can be no assurance that the Company will be successful in expanding the number of indirect distribution channels for its products. Furthermore, any new VARs, ISVs, SIs or distributors may offer competing products, or have no minimum purchase requirements of the Company's products. There can also be no assurance that such third parties will provide adequate levels of services and technical support. The inability of the Company to enter into additional indirect distribution arrangements, the failure of such third parties to perform under agreements with the Company and to penetrate their markets, or the inability of the Company to retain and manage VARs, ISVs, SIs and distributors with the technical and industry expertise required to market the Company's products successfully could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company's planned efforts to expand its use of VARs, ISVs, SIs and distributors will be successful. To the extent that the Company is successful in increasing its sales through indirect sales channels, it expects that those sales will be at lower per unit prices than sales through direct channels, and revenue to the Company for each such sale will be less than if the Company had licensed the same product to the customer directly.

  Selling through indirect channels may limit the Company's contacts with its customers. As a result, the Company's ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. The Company's strategy of marketing its products directly to end-users and indirectly through VARs, ISVs, SIs and distributors may result in distribution channel conflicts. The Company's direct sales efforts may compete with those of its indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. Although the Company has attempted to manage its distribution channels to avoid potential conflicts, there can be no assurance that channel conflicts will not materially and adversely affect its relationships with existing VARs, ISVs, SIs or distributors or adversely affect its ability to attract new VARs, ISVs, SIs and distributors.


DEPENDENCE ON KEY PERSONNEL; NEED TO ATTRACT AND RETAIN SALES, PROFESSIONAL SERVICES AND RESEARCH AND DEVELOPMENT PERSONNEL

  The Company's future success depends in large part on the continued service of its key sales, professional services and research and development personnel, as well as senior management. The loss of the services of any of one or more of the Company's key employees could have a material adverse effect on the Company's business, operating results and financial condition. All employees are employed at-will and the Company has no fixed-term employment agreements with its employees. The Company's future success also depends on its ability to attract, train and retain highly qualified sales, research and development, professional services and managerial personnel, particularly sales, professional services and research and development personnel with expertise in the SAP R/3 system. An increase in the Company's sales staff is required to expand both the Company's direct and indirect sales activities and to achieve revenue growth. Competition for such personnel is intense, particularly for personnel with expertise in the SAP R/3 system, and there can be no assurance that the Company can attract, assimilate or retain such personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified research and development and sales personnel, and anticipates such difficulties in the future. The Company has in the past experienced and in the future expects to continue to experience a significant time lag between the date sales, professional services and research and development personnel are hired and the date such personnel become fully productive. If the Company is unable to hire and train on a timely basis and subsequently retain such personnel in the future, the Company's business, operating results and financial condition could be materially and adversely affected.

MANAGEMENT OF GROWTH

  The Company's business has grown in recent periods, with total revenues increasing from $16.1 million in 1995 to $26.7 million in 1997 and increasing from $5.5 million for the first quarter of 1997 to $8.2 million for the comparable period of 1998. The growth of the Company's business has placed, and is expected to continue to place, a strain on the Company's administrative, financial, sales and operational resources and increased demands on its systems and controls. In particular, the Company noted an increase in quarterly days sales outstanding from March 31, 1997 to March 31, 1998 from approximately 87 days to approximately 99 days, and an increase in total accounts receivable from $5.3 million to $9.0 million. This increase in quarterly days sales outstanding is the result of an increase in the amount of sales occurring at the end of the quarter ended March 31, 1998 as compared with the quarter ended March 31, 1997 and an extension of payment terms for certain customers.

  To deal with these concerns, the Company has recently implemented or is in the process of implementing and will be required to implement in the future a variety of new and upgraded operational and financial systems, procedures and controls and to hire additional administrative personnel. There can be no assurance that the Company will be able to complete the implementation of and to successfully integrate these systems, procedures and controls or hire such personnel in a timely manner. The failure of the Company or its management to respond to, and manage, its growth and changing business conditions, or to adapt its operational, management and financial control systems to accommodate its growth could have a material adverse effect on the Company's business, operating results and financial condition. To promote growth in the Company's sales and operations, the Company will also have to expand its sales and marketing organizations, expand and develop its distribution channels, fund increasing levels of product development and increase the size of its training, professional services and customer support organization to accommodate expanded operations, and there can be no assurance that the Company will be successful in these endeavors. See "Business -- Employees" and "Management."

DEPENDENCE ON THE INTERNET AND INTRANETS

  The Company believes that demand for enterprise application integration solutions such as those offered by the Company will depend in part upon the adoption by businesses and end-users of the Internet and intranets as a platform for electronic commerce and communications both within and outside the enterprise. The Internet and intranets are new and evolving, and there can be no assurance of their widespread adoption, particularly for electronic commerce and communications among businesses. Critical issues concerning the Internet and intranets, including security, reliability, cost, ease of use and access and quality of service, remain unresolved at this time, inhibiting adoption by many enterprises and end-users. If the Internet and intranets are not widely used by businesses and end-users, particularly for electronic commerce, this could have an adverse effect on the Company's business, operating results and financial condition.

COMPETITION

  The market for the Company's products and services is extremely competitive and subject to rapid change. Because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. The Company believes that the competitive factors affecting the market for the Company's products and services include product functionality and features; quality of professional services offerings; product quality, performance and price; ease of product implementation; quality of customer support services; customer training and documentation; and vendor and product reputation. The relative importance of each of these factors depends upon the specific customer environment. Although the Company believes that its products and services currently compete favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors.

  In the enterprise application integration market, the Company's Mercator products and related services compete primarily against solutions developed internally by individual businesses to meet their specific enterprise application integration needs. As a result, the Company must educate prospective customers as to the advantages of the Company's products and services as opposed to internally developed solutions and there can be no assurance that the Company will be able to adequately educate potential customers to the benefits provided by the Company's products and services. In addition, the Company is facing increasing competition in the enterprise application integration market from other third-party software vendors. In the EDI market, the Company's Trading Partner products compete with products offered by companies offering proprietary Value-Added Network ("VAN") services as part of their EDI solution and the Company's PC-based Trading Partner products also compete with PC-based products offered by a number of other EDI software vendors.

  Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than the Company. The Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company, adapt more quickly than the Company to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products than the Company. Accordingly, there can be no assurance that the Company will be able to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, operating results and financial condition.

  The Company expects that it will face increasing pricing pressures from its current competitors and new market entrants. The Company's competitors may engage in pricing practices that reduce the average selling prices of the Company's products and related services. To offset declining average selling prices, the Company believes that it must successfully introduce and sell enhancements to existing products and new products on a timely basis and develop enhancements to existing products and new products that incorporate features that can be sold at higher average selling prices. To the extent that enhancements to existing products and new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, the Company's operating margins may decline, and such decline could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business --  Competition."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company's success is dependent upon its proprietary software technology. The Company does not currently have any patents and relies principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its technology. The Company also believes that factors such as the technological and creative skills of its personnel, product enhancements and new product developments are essential to establishing and maintaining a technology leadership position. The Company enters into confidentiality and/or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology, and such protections do not preclude competitors from developing products with functionality or features similar to the Company's products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to the Company's technologies. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Any failure by or inability of the Company to protect its proprietary technology could have a material adverse effect on the Company's business, operating results and financial condition.

  Although the Company does not believe its products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against the Company or its customers in the future. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation, either as plaintiff or defendant, would cause the Company to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in the Company's favor, which could have a material adverse effect on the Company's business, operating results and financial condition. Parties making claims against the Company could secure substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, operating results and financial condition. If it appears necessary or desirable, the Company may seek licenses to intellectual property that it is allegedly infringing. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licensed will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, operating results and financial condition. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could adversely affect the Company's business, operating results and financial condition. There are currently no pending claims that the Company's products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties. See "Business -- Proprietary Technology."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  Although international revenues accounted for only 9.4% and 6.8% of the Company's total revenues for 1997 and the three months ended March 31, 1998, respectively, the Company intends to expand its sales and marketing resources outside of the United States, which will require significant management attention and financial resources. The Company also expects to commit additional time and development resources to customizing its products for selected international markets and to developing international sales and support channels. None of the Company's products is currently a "double byte" product, which is required to localize these products in certain non-English character set markets such as Asia. The Company is currently developing double byte versions of its Mercator products and believes that in the future it will be required to engage in other localization activities. There can be no assurance that such efforts will be successful.

  International operations involve a number of additional risks, including the impact of possible recessionary environments in economies outside the United States, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, dependence on independent resellers, reduced protection for intellectual property rights in some countries, tariffs and other trade barriers, foreign currency exchange rate fluctuations, difficulties in staffing and managing foreign operations, the burdens of complying with a variety of foreign laws, potentially adverse tax consequences and political and economic instability. To the extent the Company's international operations expand, the Company expects that an increasing portion of its international license and service and other revenues will be denominated in foreign currencies, subjecting the Company to fluctuations in foreign currency exchange rates. The Company does not currently engage in foreign currency hedging transactions. However, as the Company continues to expand its international operations, exposures to gains and losses on foreign currency transactions may increase. The Company may choose to limit such exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. There can be no assurance that any currency exchange strategy would be successful in avoiding exchange-related losses. There can be no assurance that the foregoing factors will not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, operating results and financial condition. The Company believes that its growth will require expansion of its sales in foreign markets and expects to rely principally on resellers in those markets, rather than substantially increase its direct sales force to serve those markets. There can be no assurance that the Company will be able to sustain or increase revenue derived from international sources.

RISK OF SOFTWARE DEFECTS; PRODUCT LIABILITY

  Software products as complex as those offered by the Company may contain defects or failures when introduced or when new versions are released. The Company has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, operating results and financial condition.

  The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements, especially unsigned "shrink-wrap" licenses, may not be effective under the laws of certain jurisdictions. Consequently, the sale and support of the Company's software entails the risk of such claims in the future. The Company currently has a standard business owner's insurance policy but does not have insurance specifically for software product liability risks or software errors and omissions. Any product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

POTENTIAL ACQUISITIONS

  If appropriate opportunities present themselves, the Company intends to acquire businesses, products or technologies that the Company believes are strategic, although the Company currently has no understandings, commitments or agreements with respect to any material acquisition and no material acquisition is currently being pursued. There can be no assurance that the Company will be able to identify, negotiate or finance such acquisitions successfully, or to integrate such acquisitions with its current business. The process of integrating an acquired business, product or technology into the Company may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of the Company's business. Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized. Acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, operating results and financial condition. Any such future acquisitions of other technologies, products or companies may require the Company to obtain additional equity or debt financing, which may not be available or may be dilutive.

YEAR 2000 IMPLICATIONS

  Many currently installed computer systems and software products are unable to distinguish 21st century dates from 20th century dates. Beginning in the year 2000, these date code fields will need to distinguish 21st century dates from 20th century dates, and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has on occasion warranted, and generally represents to its customers, that its products are free from Year 2000 defects. There can be no assurance that the Company's products are Year 2000 compliant, or that the Company's products will not be integrated with, or otherwise interact with, non-compliant software. The foregoing could expose the Company to claims from its customers and result in the loss of or delay in market acceptance of the Company's products, increased service and warranty costs to the Company and payment by the Company of compensatory or other damages, any of which events could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company believes that its internal systems are Year 2000 compliant, the failure of any third-party systems to operate properly with regard to the Year 2000 and thereafter could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the purchasing patterns of potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Common Stock has risen substantially since the Company's initial public offering. The trading price of the Common Stock has fluctuated in the past and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software or other industries, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often resulted. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition.

FACTORS INHIBITING TAKEOVER

  The Company's Certificate of Incorporation includes a provision that allows the Board of Directors to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. Preferred Stock could be issued, without stockholder approval, that could have voting, liquidation and dividend rights superior to that of existing stockholders. The issuance of Preferred Stock could adversely affect the voting powers of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments on liquidation. The Company has no current plans to issue any Preferred Stock. In addition, Section 203 of the Delaware General Corporation Law ("Section 203") restricts certain business combinations with any "interested stockholder" as defined by such statute. The issuance of Preferred Stock as well as the provisions of Section 203 could also make it more difficult for a third party to acquire control of the outstanding voting stock of the Company and thereby have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Delaware Anti-Takeover Law."

UNCERTAINTY AS TO USE OF PROCEEDS

  The Company has no specific plans as to the use of substantially all of the net proceeds from this offering, other than for general working capital purposes. Accordingly, the Company's management will retain broad discretion to allocate the net proceeds from this offering to uses that the stockholders may not deem desirable and there can be no assurance that the proceeds can or will yield a significant return. See "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, there will be 10,742,873 shares of Common Stock of the Company outstanding (based on shares outstanding as of April 30, 1998), of which 8,265,838 shares will be eligible for immediate sale in the public market without restriction. Taking into account certain shares subject to lock-up agreements and notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), the number of shares that will be available for sale in the public market will be as follows:
(i) approximately 252,930 shares will be eligible for immediate sale on the effective date, (ii) 150,000 shares are eligible for sale subject to certain volume and other resale restrictions under Rule 144, (iii) approximately 2,074,105 shares will become eligible for sale 90 days after the effective date upon the expiration of certain lock-up agreements, subject to certain volume and other resale restrictions pursuant to Rule 144. The Company has registered 3,616,671 shares of the Company's Common Stock reserved for issuance upon exercise of outstanding options or for future grants or purchases under its stock option plans and stock purchase plan.

  In addition, upon completion of this offering, there will remain outstanding Warrants to purchase 269,490 shares of Common Stock at an exercise price of $2.00 per share. These Warrants are exercisable at any time on a net exercise basis. Accordingly, any shares of Common Stock issuable upon such net exercise would be available for resale in the public market, subject to public information, volume limitation or notice provisions of Rule 144, in the case of affiliates.

  Following this offering, the holders of 1,736,259 shares of the Company's Common Stock and holders of Warrants to purchase 269,490 shares of Common Stock will have certain rights to register those shares of Common Stock under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,200,000 shares of Common Stock offered by the Company hereby at a public offering price of $19.00 per share are estimated to be approximately $21.2 million after deducting underwriting discounts and commissions and estimated offering expenses. In addition, the Company will receive $764,562 upon exercise of the Selling Stockholder Warrant. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

  The Company has no current specific plans for the net proceeds of this offering, but the Company expects to use such net proceeds for general corporate purposes, including working capital. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company presently has no commitments or understandings for any material acquisitions or investments, and is not presently engaged in any discussions or negotiations for any such acquisitions or investments. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "TSFW" since July 2, 1997. Prior to that time, there was no public market for the Company's Common Stock. The following table sets forth for the periods indicated the high and low reported sale prices for the Company's Common Stock as reported by the Nasdaq National Market.

     1997                                                        HIGH     LOW
     ----                                                       ------- -------
     Third Quarter (from July 2, 1997)......................... $15.125 $ 9.750
     Fourth Quarter............................................  14.875   9.125
     1998                                                        HIGH     LOW
     ----                                                       ------- -------
     First Quarter............................................. $18.625 $ 9.500
     Second Quarter (through June 4, 1998).....................  24.000  17.500

  On June 4, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $20.00 per share.

  As of April 30, 1998, there were approximately 50 holders of record of the Common Stock although the Company believes that there were approximately 1,600 beneficial owners of its Common Stock.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any. The Company's credit agreement with its bank prohibits the payment of dividends without the bank's written consent.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company, as of March 31, 1998, (i) on an actual basis and (ii) as adjusted to give effect to the sale of the 1,200,000 shares of Common Stock offered by the Company hereby at a public offering price of $19.00 per share and the application of the estimated net proceeds therefrom and the exercise of the Selling Stockholder Warrant and the application of the proceeds therefrom.

                                                   MARCH 31, 1998
                                          -------------------------------------
                                              ACTUAL           AS ADJUSTED
                                          ----------------  -------------------
                                          (In thousands, except share data)
Stockholders' equity (1):
  Preferred stock, $0.01 par value per
   share; 5,000,000 shares authorized, no
   shares issued or outstanding, actual
   and as adjusted....................... $            --     $            --
  Common stock, $0.01 par value per
   share; 20,000,000 shares authorized,
   9,098,202 shares issued and
   outstanding, actual; 10,691,483 shares
   issued and outstanding, as
   adjusted(2)...........................               91                 107
  Additional paid-in capital.............           33,662              55,575
  Accumulated deficit....................           (6,686)             (6,686)
  Cumulative foreign currency translation
   adjustment............................             (154)               (154)
                                          ----------------    ----------------
   Total stockholders' equity............           26,913              48,842
                                          ----------------    ----------------
    Total capitalization................. $         26,913    $         48,842
                                          ================    ================

--------
(1) See Note 6 of Notes to Financial Statements.
(2) Excludes (i) 1,650,781 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1998 at a weighted average exercise price of $4.39 per share, (ii) 269,490 shares of Common Stock issuable upon exercise of Warrants which will remain outstanding after the consummation of this offering, (iii) an aggregate of 1,854,312 additional shares of Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan, 1997 Directors Stock Option Plan and 1997 Employee Stock Purchase Plan and (iv) 51,390 shares issued subsequent to March 31, 1998 upon exercise of a warrant. Actual excludes, and as adjusted includes, 382,281 shares of Common Stock issuable upon exercise of the Selling Stockholder Warrant and 11,000 shares of Common Stock issuable upon exercise of stock options by two of the Selling Stockholders immediately prior to the completion of this Offering.

                            SELECTED FINANCIAL DATA

  The following selected financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statements of operations data presented below for each of the years in the three year period ended December 31, 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included elsewhere herein. The statements of operations data presented below for the years ended December 31, 1993 and 1994, and the balance sheet data as of December 31, 1993, 1994 and 1995 are derived from audited financial statements not included in this Prospectus. The statements of operations data presented below for the three months ended
March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998 are derived from unaudited financial statements included elsewhere herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998 or any other future period.

                                                                       THREE MONTHS
                                                                           ENDED
                                 YEARS ENDED DECEMBER 31,                MARCH 31,
                          -------------------------------------------  --------------
                           1993     1994     1995     1996     1997     1997    1998
                          -------  -------  -------  -------  -------  ------  ------
                                                                        (unaudited)
STATEMENTS OF OPERATIONS
DATA:                             (In thousands, except per share data)
Revenues:
 Software licensing.....  $ 5,242  $ 6,275  $ 7,553  $ 9,310  $14,603  $2,731  $5,203
 Service, maintenance
  and other.............    7,601    7,659    8,508    9,694   12,067   2,777   2,984
                          -------  -------  -------  -------  -------  ------  ------
  Total revenues........   12,843   13,934   16,061   19,004   26,670   5,508   8,187
                          -------  -------  -------  -------  -------  ------  ------
Cost of revenues:
 Software licensing.....      934    1,035      725      495      778     174     239
 Service, maintenance
  and other.............    2,276    2,522    2,200    2,006    2,490     548     755
                          -------  -------  -------  -------  -------  ------  ------
  Total cost of
   revenues.............    3,210    3,557    2,925    2,501    3,268     722     994
                          -------  -------  -------  -------  -------  ------  ------
Gross profit............    9,633   10,377   13,136   16,503   23,402   4,786   7,193
                          -------  -------  -------  -------  -------  ------  ------
Operating expenses:
 Product development....    2,498    2,231    3,068    3,452    4,462   1,073   1,224
 Selling and marketing..    6,218    6,124    7,160    8,715   13,095   2,584   4,088
 General and
  administrative........    1,919    1,927    2,001    2,922    3,792     777   1,228
                          -------  -------  -------  -------  -------  ------  ------
  Total operating
   expenses.............   10,635   10,282   12,229   15,089   21,349   4,434   6,540
                          -------  -------  -------  -------  -------  ------  ------
Operating income (loss).   (1,002)      95      907    1,414    2,053     352     653
Other income (expense),
 net....................     (226)    (199)     (49)    (150)     503     (32)    323
                          -------  -------  -------  -------  -------  ------  ------
Income before income
 taxes..................   (1,228)    (104)     858    1,264    2,556     320     976
Provision for income
 taxes..................      --        (9)     (35)     (36)     (76)     (7)   (105)
                          -------  -------  -------  -------  -------  ------  ------
Net income (loss).......  $(1,228) $  (113) $   823  $ 1,228  $ 2,480  $  313  $  871
                          =======  =======  =======  =======  =======  ======  ======
Net income (loss) per
 share(1):
 Basic..................  $ (0.44) $ (0.04) $  0.29  $  0.43  $  0.42  $ 0.11  $ 0.10
 Diluted................  $ (0.23) $ (0.02) $  0.15  $  0.21  $  0.29  $ 0.05  $ 0.08
                          =======  =======  =======  =======  =======  ======  ======
Weighted average number
 of common and common
 equivalent shares
 outstanding(1):
 Basic..................    2,815    2,815    2,846    2,887    5,917   2,887   9,044
 Diluted................    5,424    5,425    5,455    5,811    8,567   6,369  10,827
                          =======  =======  =======  =======  =======  ======  ======

                                     DECEMBER 31,
                         ----------------------------------------  MARCH 31,
                          1993    1994    1995    1996     1997      1998
                         ------  ------  ------  -------  ------- -----------
                                                                  (unaudited)
                                            (In thousands)
BALANCE SHEET DATA:
Cash.................... $  178  $  450  $  143  $    41  $10,913   $14,206
Working capital......... (2,195) (2,630) (2,128)  (1,220)  23,371    24,782
Total assets............  7,218   6,387   6,237    7,521   32,942    35,256
Total stockholders'
 equity (deficiency).... (4,306) (4,393) (3,570)  (2,294)  25,416    26,913

-------
(1) For an explanation of the determination of the number of shares used in computing basic and diluted net income (loss) per share, see Note 1 of Notes to Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company was incorporated in Connecticut in 1985 and reincorporated in Delaware in September 1993. In June 1991, the Company began developing its Mercator product and in December 1993 released Version 1.0 of Mercator. The Company released the latest version of Mercator in August 1997 and released its Mercator for R/3 product in June 1996.

  Historically, the Company has derived a majority of its revenues from products other than Mercator, primarily its Trading Partner family of products and its KEY/MASTER product. However, revenue related to Mercator has grown significantly in each of the last four years and has increased as a percentage of total revenues. The Company believes that future growth in revenues, if any, will be mainly attributable to its Mercator product line. In view of the relatively recent introduction of Mercator, the Company believes it cannot accurately predict the amount of revenues that will be attributable to such products or the life of such products. To the extent the Company's Mercator products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially and adversely affected.

  The Company's revenues are derived principally from two sources: (i) license fees for the use of the Company's software products and (ii) service fees for maintenance, consulting services and training related to the Company's software products. The Company generally recognizes revenue from software license fees upon shipment, unless the Company has significant post-delivery obligations, in which case revenues are recognized when such obligations are satisfied. The Company's mainframe EDI product licenses typically include one year of annual maintenance, the fee for which typically represents approximately 15% of the total amount paid by the customer for the product. The Company's KEY/MASTER product is licensed under term-use contracts rather than for a one-time license fee, and the Company recognizes revenue from such arrangements on a present-value basis at the inception of the contract. Revenues from consulting and training are recognized as services are performed, and maintenance revenues are recognized ratably over the maintenance period, typically one year. The Company does not actively market new term-use contracts for KEY/MASTER but continues to receive KEY/MASTER revenues, principally maintenance revenues. As a result, KEY/MASTER accounts for a larger proportion of maintenance revenue than license revenues and increases the percentage of the Company's total revenues represented by services, maintenance and other revenues. The Company intends to increase the scope of its service offerings insofar as it supports the sale of its products. The Company believes that software licensing will continue to account for a larger portion of its total revenues than service, maintenance and other revenues.

  Mercator can be used by IT professionals as well as VARs, ISVs, SIs or other third parties who resell, embed or otherwise bundle Mercator with their products. To date, license fee revenues have been derived principally from direct sales of software products through the Company's direct sales force. Although the Company believes that such direct sales will continue to account for a significant portion of software licensing revenues, the Company intends to increase its use of distributors and resellers. Furthermore, the Company's planned expansion of its sales organization is expected to cause sales and marketing expenses to increase.

  The Company markets its products in North America primarily through its direct sales and telesales organizations. Throughout the rest of the world, the Company markets its products through distributors, resellers and direct sales. International revenue accounted for 10.4%, 9.4% and 6.8% of total revenues for 1996, 1997 and the three months ended March 31, 1998, respectively. The Company maintains an international sales and support office in the United Kingdom. The Company intends to increase its international direct sales force and focus on establishing additional international distributor and reseller relationships, such as its recent distribution agreement with Mitsui. See "Risk Factors -- Risks Associated with International Expansion."

  The size of the Company's orders can range from a few thousand dollars to over $100,000 per order. The loss or delay of large individual orders, therefore, can have a significant impact on the revenues and other quarterly results of the Company. In addition, the Company has generally recognized a substantial portion of its quarterly software licensing revenues in the last month of each quarter, and as a result, revenue for any particular quarter may be difficult to predict. Because the Company's operating expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in significant losses. To the extent such expenses precede, or are not subsequently followed by, increased revenue, the Company's operating results would be materially and adversely affected. As a result of these and other factors, operating results for any quarter are subject to variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

  At December 31, 1997, the Company had federal tax net operating loss carryforwards of $6,849,000 expiring between the years 2000 and 2009 and research and experimentation credits of $655,900 expiring between 2003 and 2008. Section 382 of the Internal Revenue Code imposes a limitation on the amount of tax loss carryforwards which can be utilized in any year after there has been a 50% or greater ownership change of the Company. The ownership change is based on the number of shares of stock or the aggregate market value of the stock within any consecutive three year period. Future years' utilization of the Company's tax loss carryforwards will be subject to this limitation as a result of this offering, however the Company does not currently anticipate that this limitation will have a material adverse effect on the Company's ability to utilize these loss carryforwards.

  In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items from the Company's Statements of Operations.

                                                                 THREE MONTHS
                                               YEARS ENDED           ENDED
                                              DECEMBER 31,         MARCH 31,
                                            -------------------  --------------
                                            1995   1996   1997    1997    1998
                                            -----  -----  -----  ------  ------
Revenues:
  Software licensing.......................  47.0%  49.0%  54.7%   49.6%   63.6%
  Service, maintenance and other...........  53.0   51.0   45.3    50.4    36.4
                                            -----  -----  -----  ------  ------
    Total revenues......................... 100.0  100.0  100.0   100.0   100.0
                                            -----  -----  -----  ------  ------
Cost of revenues:
  Software licensing.......................   4.5    2.6    2.9     3.2     2.9
  Service, maintenance and other...........  13.7   10.6    9.3     9.9     9.2
                                            -----  -----  -----  ------  ------
    Total cost of revenues.................  18.2   13.2   12.2    13.1    12.1
                                            -----  -----  -----  ------  ------
Gross profit...............................  81.8   86.8   87.8    86.9    87.9
                                            -----  -----  -----  ------  ------
Operating expenses:
  Product development......................  19.1   18.2   16.7    19.5    14.9
  Selling and marketing....................  44.6   45.9   49.1    46.9    50.0
  General and administrative...............  12.5   15.3   14.2    14.1    15.0
                                            -----  -----  -----  ------  ------
    Total operating expenses...............  76.2   79.4   80.0    80.5    79.9
                                            -----  -----  -----  ------  ------
Operating income...........................   5.6    7.4    7.8     6.4     8.0
Other income (expense), net................  (0.3)  (0.7)   1.8    (0.5)    3.9
                                            -----  -----  -----  ------  ------
Income before income taxes.................   5.3    6.7    9.6     5.9    11.9
Provision for income taxes.................   (.2)   (.2)   (.3)    (.1)   (1.3)
                                            -----  -----  -----  ------  ------
Net income.................................   5.1%   6.5%   9.3%    5.8%   10.6%
                                            =====  =====  =====  ======  ======
Gross profit:
  Software licensing.......................  90.4%  94.7%  94.8%   93.6%   95.4%
  Service, maintenance and other...........  74.1%  79.3%  81.3%   80.3%   74.7%

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1997

 Revenues

  Total Revenues. The Company's total revenues increased 49% from $5.5 million in the first three months of 1997 to $8.2 million in the comparable period of 1998.

  Software Licensing. Software licensing revenues increased 91% from $2.7 million in the first three months of 1997 to $5.2 million in the comparable period of 1998, primarily as a result of a substantial increase in Mercator license revenues.

  Service, Maintenance and Other. Service, maintenance and other revenues increased 7% from $2.8 million in the first three months of 1997 to $3.0 million in the comparable period of 1998, primarily as a result of an increase in professional services revenues primarily associated with sales of Mercator and, to a lesser extent, an increase in Mercator maintenance revenue, partially offset by a slight decrease in KEY/MASTER maintenance revenues. Maintenance revenues attributable to KEY/MASTER were $1.1 million and $1.0 million for the first three months of 1997 and 1998, respectively.

 Cost of Revenues

  Cost of software licensing revenues consists primarily of media, manuals, distribution costs and the cost of third party software that the Company resells. Cost of service, maintenance and other revenues consists primarily of personnel-related costs in providing maintenance, technical support, consulting and training to customers. Gross margin on software licensing revenues is higher than gross margin on service, maintenance and other revenues, reflecting the low materials, packaging and other costs of software products compared with the relatively high personnel costs associated with providing maintenance, technical support, consulting and training services. Cost of service, maintenance and other revenues also varies based upon the mix of maintenance, technical support, consulting and training services.

  Cost of Software Licensing. Cost of software licensing revenues increased 37% from $174,000 in the first three months of 1997 to $239,000 in the comparable period of 1998, primarily due to increased sales of software licenses. Software licensing gross margin remained relatively constant at 94% and 95% in the first three months of 1997 and 1998, respectively.

  Cost of Service, Maintenance and Other. Cost of service, maintenance and other revenues increased 38% from $548,000 in the first three months of 1997 to $755,000 in the comparable period of 1998, primarily due to increased professional services personnel. Service, maintenance and other gross margin decreased from 80% to 75% in the first three months of 1997 and 1998, respectively.

 Operating Expenses

  Product Development. Product development expenses include expenses associated with the development of new products and enhancements to existing products and consist primarily of salaries, recruiting and other personnel-related expenses, depreciation of development equipment, supplies, travel and allocated facilities and communications costs. Product development expenses increased 14% from $1.1 million in the first three months of 1997 to $1.2 million in the comparable period of 1998, primarily due to increased product development activities relating to the Company's Mercator product line. Product development expenses as a percentage of total revenue decreased from 20% of total revenues in the first three months of 1997 as compared to 15% of total revenues in the comparable period of 1998. The Company believes that a significant level of research and development expenditures is required to remain competitive. Accordingly, the Company anticipates that it will continue to devote substantial resources to research and development. The Company expects that the dollar amount of research and development expenses will increase through at least the remainder of 1998. To date, all research and development expenditures have been expensed as incurred.

  Selling and Marketing. Selling and marketing expenses consist of sales and marketing personnel costs, including sales commissions, recruiting, travel, advertising, public relations, seminars, trade shows, product descriptive literature and allocated facilities and communications costs. Selling and marketing expenses increased 58% from $2.6 million in the first three months of 1997 to $4.1 million in the comparable period of 1998, primarily due to the increased number of sales and marketing personnel to focus on the Mercator product line and increased expenditures for Mercator-related marketing programs. Selling and marketing expenses as a percentage of total revenues increased from 47% of total revenues in the first three months of 1997 as compared to 50% of total revenues in the comparable period of 1998. The Company expects to continue hiring additional sales and marketing personnel and to increase promotional expenses through at least the remainder of 1998 to focus on the Mercator product line and anticipates that sales and marketing expenses will increase in absolute dollar amount.

  General and Administrative. General and administrative expenses consist primarily of salaries, recruiting and other personnel-related expenses for the Company's administrative, executive and finance personnel as well as outside legal and audit costs. General and administrative expenses increased 58% from $777,000 in the first three months of 1997 to $1.2 million in the comparable period of 1998, primarily due to increased administrative expenses associated with new systems to support the Company's growth and as a result of additional costs related to being a public company. General and administrative expenses as a percentage of total revenue increased from 14% of total revenues in the first three months of 1997 to 15% of total revenues for the comparable period of 1998. The Company believes that the dollar amount of its general and administrative expenses will increase as the Company expands its administrative staff to support the Company's growth.

 Other Income (Expense), Net

  Interest income represents income earned on the Company's cash balances as well as on its term-use contracts. Interest income increased from $(32,000) in the first three months of 1997 to $323,000 in the comparable period of 1998, due to higher cash balances resulting from the Company's initial public offering. The Company had minimal borrowing expenses in the three months ended March 31, 1998 as compared to $63,000 for the three months ended March 31, 1997.

 Provision for Income Taxes

  The Company recorded provision for income taxes of $7,000 and $105,000 in the three months ended March 31, 1997 and 1998, respectively, reflecting a higher effective tax rate estimated for 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

 Revenues

  Total Revenues. Total revenues increased 40% from $19.0 million in 1996 to $26.7 million in 1997.

  Software Licensing. Software licensing revenues increased 57% from $9.3 million in 1996 to $14.6 million in 1997, primarily due to a 97% increase in Mercator license revenues, partially offset by a decrease in licenses of the Company's mainframe-based Trading Partner and KEY/MASTER products.

  Service, Maintenance and Other. Service, maintenance and other revenues increased 25% from $9.7 million in 1996 to $12.1 million in 1997, primarily due to a 125% increase in professional services revenues, particularly professional services associated with Mercator and, to a lesser extent, an increase in Mercator maintenance revenue, offset by a slight decrease in maintenance revenue related to the Company's mainframe-based Trading Partner and KEY/MASTER products. Maintenance revenues attributable to KEY/MASTER were $4.6 million and $4.2 million for 1996 and 1997, respectively.

 Cost of Revenues

  Cost of Software Licensing. Cost of software licensing revenues increased 57% from $495,000 in 1996 to $778,000 in 1997. This increase was due to an increase in product sales of Mercator. Software licensing gross margin remained constant at 95% in 1996 and 1997.

  Cost of Service, Maintenance and Other. Cost of service, maintenance and other revenues increased 25% from $2.0 million in 1996 to $2.5 million in 1997. The increase was primarily due to an increase in the number of support personnel related to the Company's Mercator product. Service, maintenance and other gross margin remained constant at 79% in 1996 and 1997.

 Operating Expenses

  Product Development. Product development expenses increased 29% from $3.5 million in 1996 to $4.5 million in 1997, primarily due to increased headcount associated with the development of new Mercator-based products. Product development expenses represented 18% and 17% of total revenues for 1996 and 1997, respectively.

  Selling and Marketing. Selling and marketing expenses increased 50% from $8.7 million in 1996 to $13.1 million in 1997. This increase was primarily due to the increased number of sales and marketing personnel required to focus on the Mercator product line and increased spending on Mercator-related marketing programs. Selling and marketing expenses represented 47% and 50% of total revenues for 1996 and 1997, respectively.

  General and Administrative. General and administrative expenses increased 31% from $2.9 million in 1996 to $3.8 million in 1997. The increase was primarily due to increased management and management information system staff and increased depreciation expenses for computer equipment and system upgrades. General and administrative expenses represented 15% and 14% of total revenues for 1996 and 1997, respectively.

 Other Income (Expense), Net

  Interest income increased from $135,000 in 1996 to $688,000 in 1997 due to investment income earned on proceeds from the Company's initial public offering. Borrowing expenses decreased from $286,000 in 1996 to $186,000 in 1997 due to the repayment of the Company's bank debt with the proceeds of the Company's initial public offering.

 Provision for Income Taxes

  The Company recorded provision for income taxes of $36,000 and $76,000 in 1996 and 1997, respectively. Due to the utilization of net operating loss carryforwards the provision for income taxes for 1996 and 1997 were not significant.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Revenues

  Total Revenues. Total revenues increased 18% from $16.1 million in 1995 to $19.0 million in 1996.

  Software Licensing. Software licensing revenues increased 23% from $7.6 million in 1995 to $9.3 million in 1996, primarily due to a 74% increase in Mercator license revenues, partially offset by a decrease in licenses of the Company's mainframe-based Trading Partner and KEY/MASTER products.

  Service, Maintenance and Other. Service, maintenance and other revenues increased 14% from $8.5 million in 1995 to $9.7 million in 1996, primarily due to a 53% increase in professional services revenues, particularly professional services associated with Mercator and, to a lesser extent, an increase in Mercator maintenance revenue, offset by a slight decrease in maintenance revenue related to the Company's mainframe-based Trading Partner and KEY/MASTER products. Maintenance revenues attributable to KEY/MASTER were $4.9 million and $4.6 million for 1995 and 1996, respectively.

 Cost of Revenues

  Cost of Software Licensing. Cost of software licensing revenues decreased 32% from $725,000 in 1995 to $495,000 in 1996, primarily due to termination of amortization relating to the Company's acquisition of Foretell Corp. Software licensing gross margin increased from 90% in 1995 to 95% in 1996, primarily due to termination of such amortization.

  Cost of Service, Maintenance and Other. Cost of service, maintenance and other revenues decreased 9% from $2.2 million in 1995 to $2.0 million in 1996. The decrease was primarily due to a decrease in the number of support personnel related to the Company's mainframe-based Trading Partner and KEY/MASTER products. Service, maintenance and other gross margin increased from 74% in 1995 to 79% in 1996, primarily due to the decrease in such support personnel.

 Operating Expenses

  Product Development. Product development expenses increased 13% from $3.1 million in 1995 to $3.5 million in 1996, primarily due to increased headcount associated with the development of Mercator. Product development expenses represented 19% and 18% of total revenues for 1995 and 1996, respectively.

  Selling and Marketing. Selling and marketing expenses increased 22% from $7.2 million in 1995 to $8.7 million in 1996. This increase was primarily due to the increased number of sales and marketing personnel required to focus on the Mercator product line and increased spending on Mercator-related marketing programs. Selling and marketing expenses represented 44% and 46% of total revenues for 1995 and 1996, respectively.

  General and Administrative. General and administrative expenses increased 46% from $2.0 million in 1995 to $2.9 million in 1996. The increase was primarily due to increased management and MIS staff, increased provision for bad debts and increased depreciation. General and administrative expenses represented 13% and 15% of total revenues for 1995 and 1996, respectively.

 Other Income (Expense), Net

  Other income decreased from $370,000 in 1995 to $135,000 in 1996 due to a one-time benefit in 1995 of $177,000 from the settlement of a lawsuit in the Company's favor and a decrease in the amount of interest earned on term license contracts. Borrowing expenses decreased from $420,000 in 1995 to $286,000 in 1996 due to reduced borrowing levels.

 Provision for Income Taxes

  The Company recorded provision for income taxes of $34,000 and $36,000 in 1995 and 1996, respectively. Due to the utilization of net operating loss carryforwards, the provisions for income taxes for 1995 and 1996 were not significant.

SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited quarterly statement of operations data for each of the nine quarters in the period ended March 31, 1998, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information. The Company's quarterly results have in the past been and may in the future be subject to significant fluctuations. As a result, the Company believes that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period. See "Risk Factors -- Potential Fluctuations in Operating Results; Seasonality."

                                                            QUARTERS ENDED
                          ----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1996     1996     1996      1996     1997     1997     1997      1997     1998
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
Revenues:
 Software licensing.....   $1,783   $1,878   $2,597    $3,052   $2,731   $3,175   $3,940    $4,756   $5,203
 Service, maintenance
  and other.............    2,306    2,358    2,449     2,581    2,777    2,980    3,060     3,251    2,984
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total revenues.........    4,089    4,236    5,046     5,633    5,508    6,155    7,000     8,007    8,187
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Cost of revenues:
 Software licensing.....       93       88      128       186      174      133      257       214      239
 Service, maintenance
  and other.............      432      467      505       602      548      531      711       700      755
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total cost of revenues.      525      555      633       788      722      664      968       914      994
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Gross profit............    3,564    3,681    4,413     4,845    4,786    5,491    6,032     7,093    7,193
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Operating expenses:
 Product development....      779      831      882       960    1,073    1,057    1,183     1,149    1,224
 Selling and marketing..    1,894    2,001    2,194     2,626    2,584    3,088    3,314     4,109    4,088
 General and administra-
  tive..................      729      628      761       804      777    1,009    1,011       995    1,228
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total operating ex-
  penses................    3,402    3,460    3,837     4,390    4,434    5,154    5,508     6,253    6,540
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Operating income (loss).      162      221      576       455      352      338      524       840      653
Other income (expense),
 net....................      (41)     (35)     (58)      (52)     (39)     (71)     261       275      218
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Net income (loss).......   $  121   $  186   $  518    $  403   $  313   $  267   $  785    $1,115   $  871
                           ======   ======   ======    ======   ======   ======   ======    ======   ======
                                                  AS A PERCENTAGE OF TOTAL REVENUES
                          ----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1996     1996     1996      1996     1997     1997     1997      1997     1998
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
Revenues:
 Software licensing.....     43.6%    44.3%    51.5%     54.2%    49.6%    51.6%    56.3%     59.4%    63.6%
 Service, maintenance
  and other.............     56.4     55.7     48.5      45.8     50.4     48.4     43.7      40.6     36.4
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total revenues.........    100.0    100.0    100.0     100.0    100.0    100.0    100.0     100.0    100.0
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Cost of revenues:
 Software licensing.....      2.3      2.1      2.5       3.3      3.2      2.2      3.7       2.7      2.9
 Service, maintenance
  and other.............     10.5     11.0     10.0      10.7      9.9      8.6     10.1       8.7      9.2
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total cost of revenues.     12.8     13.1     12.5      14.0     13.1     10.8     13.8      11.4     12.1
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Gross profit............     87.2     86.9     87.5      86.0     86.9     89.2     86.2      88.6     87.9
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Operating expenses:
 Product development....     19.1     19.6     17.5      17.0     19.5     17.2     16.9      14.4     14.9
 Selling and marketing..     46.3     47.2     43.5      46.6     46.9     50.2     47.3      51.3     50.0
 General and administra-
  tive..................     17.8     14.9     15.1      14.3     14.1     16.4     14.5      12.4     15.0
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total operating ex-
  penses................     83.2     81.7     76.1      77.9     80.5     82.8     78.7      78.1     79.9
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Operating income (loss).      4.0      5.2     11.4       8.1      6.4      5.5      7.5      10.5      8.0
Other income (expense),
 net....................     (1.0)    (0.8)    (1.1)     (0.9)    (0.6)    (1.2)     3.7       3.4      2.6
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Net income (loss).......      3.0%     4.4%    10.3%      7.2%     5.8%     4.3%    11.2%     13.9%    10.6%
                           ======   ======   ======    ======   ======   ======   ======    ======   ======
Gross profit:
 Software licensing.....     94.8%    95.3%    95.1%     93.9%    93.6%    95.8%    93.5%     95.5%    95.4%
 Service, maintenance
  and other.............     81.3%    80.2%    79.4%     76.7%    80.3%    82.2%    76.7%     78.5%    74.7%

  The Company's revenues and operating expenses increased sequentially in each quarter of 1996, 1997 and the first quarter of 1998, except that software licensing revenues decreased in the first quarter of 1997 and service, maintenance and other revenue decreased in the first quarter of 1998. The Company believes the decrease in software licensing revenues was primarily due to the buying patterns and budgeting cycles of its customers. The increases in revenues and operating expenses during 1996 were primarily attributable to the increase in Mercator-related revenues as well as Mercator-related product development and sales and marketing expenses. While the Company has not historically experienced any significant seasonal fluctuations in its revenues or results of operations, it is not uncommon for software companies to experience strong fourth quarters followed by weaker first quarters, in some cases with sequential declines in revenues or operating profit. The Company believes that many software companies exhibit this pattern in their sales cycles primarily due to customers' buying patterns and budget cycles. There can be no assurance that the Company will not display this pattern in future years.

  The Company's quarterly operating results have varied significantly in the past and are expected to do so in the future. Accordingly, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's revenues and results of operations are difficult to forecast and could be adversely affected by many factors, including, among others: the size, timing and terms of individual license transactions; the sales cycle for the Company's products; demand for and market acceptance of the Company's products and related services, particularly its Mercator products; the number of businesses implementing the SAP R/3 system and other ERP applications, as well as the number of such businesses requiring third party enterprise application integration software and related services; the Company's ability to expand, and market acceptance of, its professional services business; the timing of expenditures by the Company in anticipation of product releases or increased revenues; the timing of product enhancements and product introductions by the Company and its competitors; market acceptance of enhanced versions of the Company's existing products and of new products; changes in pricing policies of the Company and its competitors; variations in the mix of products and services sold by the Company; the mix of channels through which products and services are sold; the success of the Company in penetrating international markets; the buying patterns and budgeting cycles of customers; personnel changes, difficulty in attracting and retaining qualified sales, professional services and research and development personnel and the rate at which such personnel become productive; and general economic conditions. In particular, the ability of the Company to achieve growth in the future will depend on its success in adding a substantial number of sales, professional services and research and development personnel. Competition for such personnel is intense and there can be no assurance the Company will be able to attract and retain these personnel.

LIQUIDITY AND CAPITAL RESOURCES

  In July 1997, the Company sold 3,000,000 shares of its Common Stock in its initial public offering. The total net proceeds to the Company from the initial public offering were $24.3 million, $3.4 million of which were used to repay indebtedness under the Company's bank line of credit. Prior to its initial public offering, the Company funded its operations through private sales of equity securities, its bank line of credit and cash from operations. At March 31, 1998, the Company had net working capital of $24.8 million, which included cash and marketable securities of $22.4 million.

  Operating activities provided (used) net cash of $1.3 million, $730,000, $(196,000) and $890,000 during 1995, 1996, 1997 and the three months ended
March 31, 1998, respectively. The Company generated net cash in 1995 and 1996 primarily as a result of its improved profitability during these periods. The cash used in 1997 is due to increased accounts receivable and to the increase in the proportion of sales billed during the last month of 1997 as compared to 1996. The cash used in the three months ended March 31, 1998 was due to increased accounts receivable.

  Investing activities (used) net cash of $(354,000), $(828,000) and $(11.4 million) during 1995, 1996, and 1997, respectively, primarily to fund capital expenditures needed to support expansion of the Company's business in 1995 and 1996 and, in 1997, primarily related to purchases of short-term securities. Investing activities provided cash of $1.8 million during the three months ended March 31, 1998 due primarily to the sale of marketable securities during the quarter.

  Financing activities provided (used) net cash of $(1.3 million), $(102,000), $22.4 million and $554,000, for 1995, 1996, 1997 and the three months ended March 31, 1998, respectively, from repayments of debt in 1995 and 1996 and net proceeds received from the Company's initial public offering in 1997, partially offset in 1997 by repayments of debt.

  The Company has a line of credit facility with the Bank of New York which provides for borrowings equal to the lesser of $4.0 million or 80% of the sum of eligible accounts receivable and certain other receivables contracts. Borrowings may take the form of prime rate loans (which bear interest at the bank's prime rate plus 1.0%) or LIBOR rate loans (which bear interest at the applicable LIBOR rate plus 3.0%). The Company's obligations under this credit line are secured by substantially all of the Company's assets. The bank line of credit contains certain financial covenants and also prohibits cash dividends, mergers and acquisitions. The Company had no borrowings outstanding as of March 31, 1998 and does not anticipate any borrowings in the foreseeable future.

  Net accounts receivable were $9.0 million at March 31, 1998 compared to $5.3 million at March 31, 1997. The number of days of average revenues in accounts receivables was 99 at March 31, 1998 compared to 87 at March 31, 1997. This increase in quarterly days sales outstanding is the result of an increase in the amount of sales occurring at the end of the quarter ended March 31, 1998 as compared with the quarter ended March 31, 1997 and an extension of payment terms for certain customers. Capital expenditures have been, and future capital expenditures are anticipated to be, primarily for facilities, equipment and computer software to support expansion of the Company's operations. As of March 31, 1998, the Company had no material commitments for capital expenditures. The Company's bank line of credit generally limits capital expenditures to $400,000 per quarter. As of December 31, 1997, the Company had $44,000 of capital lease obligations and commitments under operating lease agreements totalling $6.0 million through 2011, including $1.2 million for 1998. See Note 11 of Notes to Financial Statements.

  The Company believes that the net proceeds from this offering, together with its current cash and cash equivalent balances and any net cash generated by operations, will be sufficient to meet its anticipated cash needs for working capital, capital expenditures and business expansion for at least the next 12 months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's operating requirements, the Company may seek additional debt or equity financing. There can be no assurance that such financing will be available on terms acceptable to the Company. The sale of additional equity or debt securities could result in dilution to the Company's stockholders. A portion of the Company's cash could also be used to acquire or invest in complementary businesses or products or otherwise to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. The Company has no present understandings, commitments or agreements with respect to any material acquisitions of other businesses, products or technologies.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are unable to distinguish 21st century dates from 20th century dates. Beginning in the year 2000, these date code fields will need to distinguish 21st century dates from 20th century dates. The Company has completed an assessment of the "Year 2000" issue with respect to its computer systems. The Company has replaced or upgraded its internal systems within the past 18 months and the Company believes they are Year 2000 compliant. The Company is also in the process of communicating with its suppliers and customers to determine the extent to which it may be affected by any third party's Year 2000 issues. The Company also believes that all of its products are Year 2000 compliant. Therefore, the Company believes that the Year 2000 will not have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Year 2000 Issues."

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders which is currently not required. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company is required to adopt this standard as of December 31, 1998.

  In June 1997, Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported. Other comprehensive income for the three months ended March 31, 1998 was $44,700 and is comprised of the change in the foreign currency translation.

  In October 1997 the AICPA issued SOP 97-2, "Software Revenue Recognition," which supersedes SOP 91-1. SOP 97 -2 generally requires revenue earned on software arrangements involving multiple elements, such as additional software products, upgrades or enhancements, rights to exchange or return software, postcontract customer support, or services, including elements deliverable only on a when-and-if-available basis, to be allocated to the various elements of such sale based on "vendor-specific objective evidence of fair values" allocable to each such element.

  The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. Such adoption did not have a material effect on the timing of the Company's revenue recognition and the Company believes that it will not have a material impact on its results of operations for the year ended December 31, 1998.

                                   BUSINESS

INTRODUCTION

  The Company is a leading provider of software and related services that enable organizations to integrate their enterprise applications both internally and with external business partners. The Company's flagship product, Mercator, is an enterprise application integration solution which permits enterprises to exchange information between internal systems, implement and integrate advanced client/server applications such as SAP's R/3 system and to integrate EDI data and Web-based applications with their core business systems. To date, the Company has directly licensed its products to over 8,700 customers worldwide, representing a broad range of industries. The Company's customers include Allegiance Corporation, American Express Travel Related Services, Inc., Bell Atlantic, CIGNA Corporation, Citibank, N.A., Federal Express Corporation, Hewlett-Packard Company, Hoechst AG, IBM, Lucent Technologies, Inc., Mitsui & Co. Ltd., Prudential Insurance Company of America and Texas Instruments.

INDUSTRY BACKGROUND

  As enterprise computing has evolved, corporations have deployed systems and software in an effort to improve business processes, reduce costs and increase organizational effectiveness. Organizations are now faced with a proliferation of software applications and an increasingly heterogeneous and disparate computing environment across the enterprise. At the same time, organizations are increasingly seeking to integrate their various business processes and the applications that support them through such initiatives as enterprise resource planning systems ("ERP"), supply chain management projects and Web-based electronic commerce. For many organizations, these factors have made it increasingly critical yet substantially more difficult to provide application-to-application interoperability and to share information within and beyond the enterprise.

  The number of applications deployed throughout the enterprise has increased dramatically, now including both enterprise-wide systems such as SAP's R/3 and function-specific applications such as sales force automation or customer support. In addition to purchasing applications from independent software vendors, most organizations continue to run customized, internally developed solutions for specific applications. The proliferation of both internally developed and third party applications has both increased the need to integrate applications and has greatly complicated the integration process.

  As the number of applications has increased, the number and variety of the computing platforms and systems on which they run has also grown significantly. The evolution of computing from mainframes to client/server and then to the Internet and corporate intranets has not led to the emergence of a single preferred platform, but rather has resulted in a coexistence among new and legacy architectures. The number of technology architectures being supported is, in fact, increasing. According to a 1996 study by Sentry Market Research, a typical large organization has an average of 10 different operating systems and 8 different Database Management Systems ("DBMSs") as compared with 4 different operating systems and 3 different DBMSs in 1991. This diversity compounds the difficulty faced by organizations in providing application-to-application integration.

  In addition to these technological trends within the enterprise, the number of externally linked business partners is increasing. Many corporations, seeking to improve their market responsiveness, competitive position and internal efficiency are creating extended "virtual" organizations among suppliers and customers using electronic commerce technology. Electronic commerce, which combines standards for exchanging data such as EDI with low-cost methods for data transport such as the Internet, now accounts for a wide variety of business transactions including, among others, electronic payments, purchase orders, invoices, health claims and mortgage applications. The proliferation of partners, each with its own internal systems and applications, and the increased demand for creating electronic information flows across both the supply and demand chains, have exacerbated the difficulty in integrating applications between business partners.

  Historical approaches to integrating applications have been expensive, difficult to implement and maintain, and limited in their effectiveness. For example, the costs of integrating R/3 with existing systems often equals or exceeds the cost of the R/3 application software itself. Similarly, the cost of integrating EDI with an organization's business applications often can be the largest single cost component of implementing EDI solutions. Traditionally, organizations have approached the integration problem on a case-specific basis, writing individual programs to allow applications to share information for a specific task or use. Such custom coding is time consuming, prone to error, inflexible and difficult to maintain over time. In addition, an individual solution coded for one specific application generally cannot be used for other integration needs. As the number of potential interfaces grows with each new application, the inability to leverage these home-grown solutions becomes increasingly problematic. Although some software tools are available to assist developers with the integration task, most are "point" solutions designed for specific platforms, applications, DBMSs or data formats and typically require custom coding to create complete solutions.

  As a result, organizations require a new approach to integrating business applications, both within the enterprise and with external business partners. A comprehensive, off-the-shelf solution is needed that can be rapidly implemented and easily maintained, does not require custom interface programs, and supports a heterogenous mix of platforms, architectures, databases and third-party applications.

TSI SOFTWARE'S SOLUTION

  TSI Software develops and markets software products and related services that allow organizations to facilitate the integration of information between enterprise applications as well as with external business partners. Key benefits of the TSI Software enterprise application integration solution include:

  Comprehensive Internal and External Solution. TSI Software delivers comprehensive solutions for integrating enterprise applications both within the enterprise and between business partners. Mercator achieves this by transforming the business data from any application so that it can be used by other applications without modifying the applications, without regard to the number of applications involved, and despite differing data structures, syntax or business rules. In addition, Mercator is scaleable to support mission-critical enterprise integration requirements. The Company's EDI solutions permit its customers to exchange information with business partners and to integrate EDI data with back office applications. The Company provides external integration solutions which leverage the Internet as a transport mechanism for EDI and allow enterprises to integrate Web-based applications and transactions with existing enterprise systems.

  Broad Application, Platform and Data Type Support. To satisfy the wide-ranging needs of large organizations, TSI Software's solutions provide comprehensive application, platform and data type support. Mercator can be used to integrate internally developed as well as third party systems regardless of the vendor of an application, the tools or programming language in which the application is written or the standards on which the application is based. Mercator links applications running on a wide variety of operating systems running on popular PC, Windows NT and UNIX systems, such as HP, Sun Solaris and RS/6000, as well as IBM mainframes and Digital, AS/400 and Stratus hardware. Mercator transforms data in any format, including user defined formats, proprietary formats, such as IDocs (SAP R/3 data definitions) and DXOB (SAP R/3 initial data conversion) and industry standard formats such as HL7 (healthcare standard for clinical information) and S.W.I.F.T. (international banking transactions), and the Company's EDI solutions support the full range of EDI standards, both national and international.

  Pre-Packaged R/3 Solution. The Company's Mercator for R/3 product is an off-the-shelf solution enabling customers of SAP's R/3 to more easily integrate R/3 modules with legacy and third-party applications. Mercator for R/3 was the first product to be certified by SAP for use with ALE and DMI and is also certified for SAP's EDI interface. Mercator for R/3 extends the Company's core Mercator product by providing functionality to automatically capture R/3 data definitions and adapters for integrating with R/3's inter-application messaging system. Mercator for R/3 allows enterprises to preserve the value of legacy data, utilize best-of-breed software applications and reduce the cost of implementing R/3 in distributed computing environments.

  Ease of Implementation. The Company's Mercator and Trading Partner products are off-the-shelf products which install easily and are designed to provide a rapid return on investment. With Mercator, information technology ("IT") professionals use a graphical user environment to create complete data transformation solutions without the need to write custom interfaces or tailor individual modules of code. Mercator provides a set of pre-built "plug-ins," including adapters for specific applications, transactions, DBMSs, and messaging systems, in order to simplify development of enterprise application integration solutions. The Company's EDI products enable users to be "commerce-ready" with little or no customization required.

STRATEGY

  The Company's strategy is to be the leading supplier of software solutions and related services for integrating enterprise applications within the enterprise and between business partners. Key elements of the Company's strategy include:

  Leverage and Extend Technology Leadership. The Company intends to continue to extend its leading enterprise application integration products, such as those for SAP's R/3 System. The Company continually seeks to leverage its core Mercator technology by developing pre-packaged solutions for additional enterprise applications, data formats, DBMSs, messaging systems and computing platforms. For example, the Company recently introduced Mercator for EC, an enterprise-wide client/server application for distributed electronic commerce. The Company is the leading provider of Windows-based EDI software and has developed Trading Partner PC/32, the first desktop EDI product designed for Windows 95 and Windows NT.

  Target the Enterprise Application Market. The Company believes that significant opportunity exists for software solutions which enable enterprise wide ERP systems to be integrated with other applications throughout the organization. The Company currently markets Mercator for R/3 for users of SAP's R/3 and intends to develop and market additional pre-packaged versions of Mercator with functionality targeted specifically at other popular enterprise application suites.

  Expand Distribution Channels. In addition to expanding its direct sales force, the Company is focusing its sales and marketing efforts on third-party vendors of application software, connectivity tools, systems integration services and other products and services which complement the Company's core capabilities. The Company believes that such relationships can provide market visibility for the Company's products, additional sales opportunities, and an additional source of services and technical support for the Company's customers. The Company intends to expand these third-party channels in both domestic and international markets. For example, in January 1998, the Company entered into a Pan-Asian distribution agreement with Mitsui & Co. Ltd.

  Leverage Customer Base. The Company intends to market its products and services in order to expand their use within existing customer accounts. The Company believes significant opportunity exists to increase the number of Mercator licenses sold to its existing customers as ERP systems continue to be rolled out within their organizations. In addition, the Company believes that its customers are increasingly pursuing emerging applications such as Web-based electronic commerce and data warehousing initiatives and that this provides an opportunity to use Mercator to integrate these new applications with existing enterprise systems.

  Expand Professional Services Capability. As the Company's solutions have become more central to mission critical applications, there has been an increased demand for comprehensive service offerings to complement the Company's products. The Company intends to increase the number of its service professionals and the scope of its service offerings with the goal of maximizing license revenues from sales of its products. The Company intends to augment its own service offerings by seeking strategic relationships with major systems integrators and other service providers. For example, to promote Mercator for R/3, the Company has developed education programs which are marketed directly by SAP and offered by the Company's personnel at SAP training centers.

PRODUCTS AND SERVICES

  The Company's enterprise application integration products include two software product lines, the Mercator family and the Trading Partner family. The following table depicts the Company's current enterprise application integration product offerings and suggested list prices:

                                         ORIGINAL        MOST
             PRODUCT NAME              RELEASE DATE RECENT RELEASE US SUGGESTED LIST PRICE (1)
 ------------------------------------- ------------ -------------- ---------------------------
 MERCATOR PRODUCTS:
 Mercator:
    Authoring System..................    12/93        8/97            $7,500/seat
    Server Engines....................    12/93        8/97            from $600 for
                                                                       Windows/DOS to
                                                                       $158,400 mainframe
 Mercator for R/3.....................    6/96         6/96            from $72,000 to
                                                                       $182,500/system
 Mercator for EC(2)...................    3/98         3/98            $91,800 to $182,500
 TRADING PARTNER PRODUCTS:
 Trading Partner PC...................    11/90        2/97            $1,495
 Trading Partner PC/32................    10/96        3/98            $1,995
 Trading Partner Kits.................    10/92        various         from $295
 Trading Partner EC...................    11/90        10/95           $80,000

--------
(1) The terms and conditions, including sales prices and discounts from list prices, of individual license transactions may be negotiated based on volumes and commitments and may vary considerably from customer to customer.
(2) Mercator for EC is currently in controlled release.

 Mercator Products

  The Company's flagship Mercator family of products is used by IT professionals to integrate data between different enterprise applications. Mercator was initially released in December 1993 and, as of March 31, 1998, had been licensed to more than 1,300 customers worldwide.

  Mercator. Mercator enables application integration by transforming or mapping data between and among multiple data formats of business applications. It provides a Windows-based Authoring System which is used to define data formats and mapping solutions, and separate run-time Server Engines for map execution. Complete data transformations can be created without writing custom interface programs. Mercator requires no pre-processing of data prior to mapping, can transform data between multiple sources and destinations in a single process, and supports map execution on a wide range of platforms. Customers who deploy a map to run on multiple platforms also license a Server Engine for each platform. The Company currently offers Server Engines for Windows 3.1, Windows 95, Windows NT, PC DOS, SCO UNIX, HP-UX, Sun Solaris/OS, AIX, Alpha NT, Digital UNIX, VAX VMS, Open VMS, OS/400, Stratus FTX, VOS and Continuum, MVS, and MVS/CICS. Mercator is complementary with most of the major tools and protocols for messaging and data transport. Resource adapters are provided for IBM MQSeries, Microsoft MQ, and TIBCO Rendezvous, as well as the major tools for database access including DB2, Oracle, SQL Server, Sybase and the databases supported by ODBC. In addition, the Company has recently developed a resource adapter for Oracle AQ.

  Mercator for R/3. Initially released in June 1996, Mercator for R/3 is a version of Mercator that includes specific extensions to meet the needs of integration of data with SAP's R/3 system. Mercator for R/3 was the first software product to be certified by SAP for use with ALE and DMI. Mercator for R/3 has also been certified for the SAP EDI interface. This makes TSI Software the first company to be certified by SAP for all three R/3 interfaces (ALE, EDI and DMI). Mercator for R/3 extends the core Mercator product by providing functionality to automatically capture R/3 data definitions, and adapters for integrating with R/3's inter-application messaging system. In addition, Mercator for R/3 provides data transformation support for other R/3 data conversion and interfacing requirements including the initial conversion of data to R/3 from existing systems and interfaces with data warehouses.

  Mercator for EC. Mercator for EC, which is currently in controlled release, is an enterprise-wide client/server solution for distributed electronic commerce based on the Windows NT platform. It supports distributed management and maintenance of the EC environment as well as distributed processing of EC transactions. With Mercator for EC, numerous business units within an enterprise can be supported and each business unit can create its own customizable job streams for transaction processing. Transaction workflows can be tailored to match the processing requirements of each area of the business. Mercator for EC extends Mercator to electronic commerce by providing a flexible, open architecture for creating robust, event-driven electronic commerce solutions.

 Trading Partner Products

  The Company's Trading Partner products consist of a set of EDI management software products and include Trading Partner PC, a Windows-based product, and Trading Partner EC, a mainframe-based product. The Trading Partner products can be sold as stand-alone EDI products, but are often sold in conjunction with Mercator products to enable businesses to both manage their EDI relationships and to integrate their EDI data into enterprise applications. Trading Partner products allow customers to communicate with their partners through direct connections, VANs or the Internet.

  Trading Partner PC. Introduced in 1990, Trading Partner PC was the first Windows-based EDI translator in the United States and has been licensed to more than 5,000 businesses worldwide. In October 1996, the Company introduced Trading Partner PC/32, the first Windows 95 desktop solution in the market. The Company has developed more than 100 "kits" which support a particular trading partner's EDI specifications and provide "plug and play" solutions for EDI trading. The Company markets kits for many major EDI trading partners including General Motors, Ford Motor Company, J.C. Penney Company, Inc., Sears, Roebuck and Company, Target Stores and Wal-Mart Stores, Inc. The Company also provides comprehensive EDI rollout programs for large corporations such as Compaq, Hewlett-Packard, IBM, Kohler Company and Kaiser Permanente. The Company's OnCall*EDI products are a series of EDI kits for electronic purchasing for the health care provider market and as of March 31, 1998 had been licensed to more than 1,300 hospitals.

  Trading Partner EC. Trading Partner EC is a mainframe-based EDI translation product which provides EDI management capability for companies with large EDI programs. It includes Mercator as its core data transformation engine and offers the user the means to integrate EDI data directly into applications without the need to write custom interface programs commonly required by other translator products. Using Mercator, customers who plan to migrate their EDI program from the mainframe can do so without incurring additional cost and effort for recreating their EDI interfaces. As of March 31, 1998, Trading Partner EC and its predecessor product have been licensed to more than 200 businesses worldwide.

 KEY/MASTER

  In addition to the Company's enterprise application integration products described above, the Company licenses and supports KEY/MASTER, a legacy data entry product which is used on mainframe terminals or PCs on local area networks, and is the leading software product for automating the key entry of high volume, repetitive data from business documents. KEY/MASTER has been licensed to more than 900 customers worldwide. Because KEY/MASTER is a mature product, revenues derived from KEY/MASTER are primarily maintenance-related and the Company expects in the future to make only minor investments in KEY/MASTER.

 Services

  Professional Services. The Company offers consulting and professional services to customers who wish to have the Company's professionals plan, design or implement their enterprise application integration projects. The Company intends to expand the number of service professionals and the scope of the services offered as it continues to address the enterprise application integration needs of large organizations. The Company believes that enterprises implementing the R/3 system in particular represent a significant opportunity for the Company to market its professional services in support of Mercator for R/3.

  Training. In order to assure that its customers are successful in using its products, the Company provides training in its four training centers or at customer locations. The Company offers a number of courses ranging from two to five days in length with educational content including basic product functionality and hands-on use of the product. The Company recommends that its Mercator customers attend a basic three-day training course and believes that a majority of its Mercator customers elect to participate in such training. In order to promote Mercator for R/3, the Company has developed education programs which are marketed directly by SAP and offered by the Company's personnel at SAP training centers.

CUSTOMERS

  As of March 31, 1998, the Company had directly licensed its software to more than 8,700 customers worldwide. Numerous others have licensed the Company's products through VARs, ISVs, SIs or other third parties who distribute its products to business partners to facilitate the integration of their respective business applications.

  The Company's customer base includes businesses from many industries, including finance, banking, healthcare, technology, government, retail, manufacturing, automotive, oil and gas, utilities, communications, insurance and transportation. The following is a partial list of the Company's end user and third party Mercator customers:

         END USER CUSTOMERS
  _________________________________              VARS, ISVS AND SIS
                                          _________________________________


  Abbott Labs                             Allegiance Corporation
  Bell Atlantic                           American Express Travel Related
  Blue Cross Blue Shield of               Services, Inc.
  Massachusetts                           American Software, Inc.
  Brooks Brothers                         ARI Services Network, Inc.
  Canadian National Railway Company       Axolotl Corp.
  CIGNA Corporation                       CEBRA Inc.
  Deere & Company                         Citibank, N.A.
  Dow Corning                             Compaq
  Dun & Bradstreet                        Connect, Inc.
  Eastman Kodak Company                   Federal Express
  First Chicago NBD Corporation           GTE Data Services Incorporated
  General Mills, Inc.                     HBO & Company
  Georgia-Pacific Corporation             Hewlett-Packard Company
  Hershey Foods                           IBM
  Hoechst AG                              Mitsui & Co. Ltd.
  Home Savings of America                 Netscape Communications Corp.
  IBM                                     Pivotpoint, Inc.
  LitleNet, Inc.                          Power Crew
  Lucent Technologies, Inc.               Price Waterhouse LLC
  MCI                                     RS Information Systems, Inc.
  Nestle Canada, Inc.                     S2 Systems, Inc.
  Petroleos de Venezuela, S.A.            Saratoga
  Prudential Insurance Company of         Software Consulting Partners, Inc.
  America
  Royal Canadian Mounted Police
  Sara Lee Hosiery, Inc.
  Texas Instruments
  The Toronto Dominion Bank
  U.S. Surgical
  Whirlpool Corporation

SALES AND MARKETING

 Sales

  The Company markets its products and services through both direct and third party channels. The Company's goal is to achieve broad market penetration by pursuing multiple channels of distribution.

  As of March 31, 1998, the Company's sales organization consisted of 59 employees. The Company's direct field sales force focuses on sales of Mercator and Trading Partner products to Fortune 1000 companies. The Company also maintains a telesales organization as part of its direct sales force which generally targets smaller businesses. The field sales force also includes alternate channel managers who are responsible for sales through third parties. The sales organization includes systems engineers who assist with both pre- and post-sales activities.

  An important part of the Company's sales strategy is to continue to develop its indirect distribution channels such as VARs, ISVs, SIs and distributors. As of March 31, 1998, over 100 third parties had agreements with the Company to resell, embed or otherwise bundle the Company's products with their offerings in the United States. In February 1998, the Company announced a Pan-Asian distribution agreement with Mitsui. Under the terms of the agreement, Mitsui can distribute Mercator for integration of ERP software, such as SAP R/3 and electronic commerce, worldwide and can appoint resellers in various Asian countries, including Japan, China, Indonesia and Taiwan. See "Risk Factors -- Dependence Upon Development of Distribution Channels."

  The Company markets its products and services outside of North America through sales offices located in the United Kingdom and France as well as through indirect channels. Revenues from international customers were 9.4% and 6.8% of the Company's total revenues during 1997 and the three months ended March 31, 1998, respectively. The international market is important to the Company, and it intends to continue to expand its sales and marketing efforts outside North America by adding distributors and additional sales staff. See "Risk Factors -- Risks Associated with International Expansion."

 Marketing

  The Company utilizes a wide variety of marketing programs which are intended to attract potential customers and to promote the Company and its brand names. The Company uses a mix of market research, analyst updates, seminars, direct mail, print advertising, tradeshows, speaking engagements, public relations, customer newsletters, and Web site marketing in order to achieve these goals. The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, brochures, fact sheets, and materials that are specific to the area of interest. The Company also hosts an annual user conference for its customers and provides an Alliance Program to support its channel partners with a variety of programs, incentives, support plans and an annual conference. As of March 31, 1998, there were 10 employees in the Company's marketing organization.

TECHNOLOGY

  The Company's core Mercator technology provides a platform for creating data transformation solutions which satisfy application integration requirements across a variety of computing environments. The architecture of the Mercator platform is based on object concepts, providing reusability, interoperability and scaleability during the design process and in the resulting solutions. The Mercator platform permits the Company to efficiently construct and deliver integration solutions for specific markets and also allows ISVs and SIs to embed Mercator functionality within their own offerings.

  The central components of the Mercator platform are a Windows-based Authoring System for creating data transformation "maps" and one or more run-time Server Engines for map execution. A map is an executable module that describes the required transformation and re-ordering of data between source and destination objects such as files, databases, applications and messages. The Authoring System provides an intuitive drag-and-drop environment for defining the source and destination data objects, defining the rules for mapping the sources to the destinations, and building the resulting map object. Map objects built using Mercator can be ported automatically to any of 21 different execution environments. Graphical Transaction Workflow facilities are also available for defining and managing entire systems of maps, including the ability to trigger map executions based on time, events, commands or through an API.


               [FLOWCHART OF THE MERCATOR PLATFORM APPEARS HERE]

In the upper left corner of the chart is the heading "Data Objects" which includes the following subheadings: R/3; X12 EDI; EDIFACT; S.W.I.F.T; HL7; and COBOL. In the lower left corner of the chart is the heading "Resource Adapters" which includes the following subheadings: Databases; Messaging systems; Transaction monitors; File transfer software; Mail systems; and Value added networks (VANs). In the lower right corner of the chart is the heading "Execution Triggers" which includes the following subheadings: Messaging; Files; Databases; Time; Commands; and APIs.

  To simplify data definition, the Company provides pre-packaged objects for a number of commonly used data standards. The Company also provides importers for creating objects from higher level (meta) data definitions. Descriptions of source and destination objects can also be entered by the user through Mercator's graphical interface. Data object definitions within Mercator include information regarding their format, structure and business rules, which eliminates the need to explicitly identify the context of a data object during map construction and maintains the logical integrity of the resulting mapping solution.

  Once the source and destination objects are available, the user creates maps by specifying the rules for transforming data from the sources to the destinations. For many mapping tasks, the user need only "drag" a source object and "drop" it on the destination object. Multiple data sources can be transformed to multiple destinations in a single mapping operation. The user has point-and-click access to a variety of pre-built functions to enhance the mapping rules including support for selection, extraction, computation, logical operations, parsing, substitution, re-ordering, validation and conversion.

  Using Mercator's Authoring System, map objects are built and tested in the Windows environment. The resulting Mercator map can be implemented using a Mercator Server Engine appropriate to the target platform. Target platforms currently supported include Windows 3.1, Windows 95, Windows NT, PC DOS, SCO UNIX, open server, Sun Solaris/OS, IBM AIX, Digital Alpha NT, Alpha UNIX, VAX VMS, Open VMS, OS/400, OS/390 Stratus FTX and VOS, MVS and MVS/CICS.

  The Company provides adapters and importers which interface to and from specific databases, messaging systems, and applications enabling connectivity to a specific source or destination that can be defined directly within a mapping operation. Mercator is complementary with most of the major tools and protocols for messaging and data transport. Resource adapters are provided for IBM MQSeries, Microsoft MQ, and TIBCO Rendezvous, as well as the major tools for database access including DB2, Oracle, SQL Server, Sybase and the databases supported by ODBC. In addition, the Company has recently developed a resource adapter for Oracle AQ. In addition, the Company provides pre-packaged data objects for national and international standards for EDI, S.W.I.F.T. and data definitions for specific industries such as healthcare and transportation.

  Mercator was architected so that adapters and importers can be added without modifying the core Mercator technology. Mercator for R/3, for example, is a packaged offering which leverages the core Mercator Authoring System and Server Engines by providing adapters for communicating with SAP ALE architecture and importers for SAP R/3 IDocs and DXOB. The Company's other products also leverage Mercator's core technology. The underlying EDI translation support for OnCall*EDI is provided by Mercator and Trading Partner EC incorporates Mercator as the data integration component for integrating EDI data with existing applications. In addition, the Company's customers can use Mercator to create their own applications where embedded data transformation is a requirement.

PRODUCT DEVELOPMENT

  Since inception, the Company has made substantial investments in research and development through both internal development and technology acquisition. The Company expects that most of its enhancements to existing products and new products will be developed internally. However, the Company will evaluate on an ongoing basis externally developed technologies for integration into its product lines.

  The Company expects that a substantial majority of its research and development activities will be related to developing enhancements and extensions to its Mercator and Trading Partner product lines. Following Mercator's introduction, product development was initially driven by demand for additional mapping functionality and support for additional execution platforms. Later, development focus shifted to automating Mercator support for specific sources and destinations through an expanded set of adapters and importers, and development of additional pre-packaged integration solutions for specific markets. During the second half of 1997, the Company added graphical transaction workflow management functionality to the core set of Mercator capabilities. During the first quarter of 1998, the Company developed messaging system adapters for Microsoft MQ, TIBCO Rendezvous and Oracle AQ and added database connectivity for Sybase, DB2 and SQL server databases. This functionality was designed to support graphical design and specification of transaction workflows, sources and destinations for maps, triggering events, and options for map execution.

  As of March 31, 1998, there were 47 employees in the Company's research and development organization, more than half of which were dedicated to Mercator. The Company's product development expenditures for 1995, 1996, 1997 and the three months ended March 31, 1998 were $3.1 million, $3.5 million, $4.5 million and $1.2 million, respectively. The Company expects that it will continue to commit significant resources to product development in the future. To date, all product development expenses have been expensed as incurred.

  The market for the Company's products and services is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. The Company's future success will depend in part upon its ability to anticipate changes and enhance its current products and develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of its customers. See "Risk Factors -- Risks Associated with Technological Change, Product Enhancements and New Product Development."

CUSTOMER SUPPORT

  The Company believes that a high level of customer service and support is important to its success, and the Company provides a range of support services to its customers. The Company maintains product and technology experts on call at all times and has support call centers located at its offices in Wilton, Connecticut; Bannockburn, Illinois; and Boca Raton, Florida in the United States and in its United Kingdom office. The Company has also implemented an automated Company-wide help desk system to augment its customer support efforts. This system allows for the optimization of the Company's resources and knowledge base at all locations and offers the customer improved service through one point of contact.

COMPETITION

  The market for the Company's products and services is extremely competitive and subject to rapid change. Because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. The Company believes that the competitive factors affecting the market for the Company's products and services include product functionality and features; quality of professional services offerings; product quality, performance and price; ease of product implementation; quality of customer support services; customer training and documentation; and vendor and product reputation. The relative importance of each of these factors depends upon the specific customer environment. Although the Company believes that its products and services currently compete favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors.

  In the enterprise application integration market, the Company's Mercator products and related services compete primarily against solutions developed internally by individual businesses to meet their specific enterprise application integration needs. As a result, the Company must educate prospective customers as to the advantages of the Company's products and services as opposed to internally developed solutions and there can be no assurance that the Company will be able to adequately educate potential customers to the benefits provided by the Company's products and services. In addition, the Company is facing increasing competition in the enterprise application integration market from other third-party vendors. In the EDI market, the Company's Trading Partner products compete with products offered by companies offering proprietary VAN services as part of their EDI solution and the Company's PC-based Trading Partner products also compete with PC-based products offered by a number of other EDI software vendors.

  Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than the Company. The Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company, adapt more quickly than the Company to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products than the Company. Accordingly, there can be no assurance that the Company will be able to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, operating results and financial condition.

  The Company expects that it will face increasing pricing pressures from its current competitors and new market entrants. The Company's competitors may engage in pricing practices that reduce the average selling prices of the Company's products and related services. To offset declining average selling prices, the Company believes that it must successfully introduce and sell enhancements to existing products and new products on a timely basis and develop enhancements to existing products and new products that incorporate features that can be sold at higher average selling prices. To the extent that enhancements to existing products and new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, the Company's gross margins may decline, and such decline could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Competition."

PROPRIETARY TECHNOLOGY

  The Company's success is dependent upon its proprietary software technology. The Company does not currently have any patents and relies principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its technology. The Company also believes that factors such as the technological and creative skills of its personnel, product enhancements and new product developments are essential to establishing and maintaining a technology leadership position. The Company enters into confidentiality and/or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology, and such protections do not preclude competitors from developing products with functionality or features similar to the Company's products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to the Company's technologies. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Any failure by or inability of the Company to protect its proprietary technology could have a material adverse effect on the Company's business, operating results and financial condition.

  Although the Company does not believe its products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against the Company or its customers in the future. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation, either as plaintiff or defendant, would cause the Company to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in the Company's favor, which could have a material adverse effect on the Company's business, operating results and financial condition. Parties making claims against the Company could secure substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, operating results and financial condition. If it appears necessary or desirable, the Company may seek licenses to intellectual property that it is allegedly infringing. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licensed will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, operating results and financial condition. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could adversely affect the Company's business, operating results and financial condition. The Company is not aware of any currently pending claims that the Company's products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties. See "Risk Factors -- Dependence on Proprietary Technology."

EMPLOYEES

  As of March 31, 1998, the Company had 192 full-time employees, including 47 in research and development, 54 in professional services and customer support, 69 in sales and marketing and 22 in finance and administration. The Company's employees are not represented by any union and the Company believes that its relations with employees are good. See "Risk Factors -- Dependence on Key Personnel; Need to Attract and Retain Sales, Professional Services and Research and Development Personnel."

FACILITIES

  The Company's principal executive offices are located in Wilton, Connecticut and consist of approximately 19,000 square feet under a lease expiring in 2001. The Company also leases approximately 12,000 square feet of office space in Bannockburn, Illinois which is used primarily for its telesales operations, approximately 11,000 square feet of office space in Boca Raton, Florida, which is used primarily for research and development activities, approximately 3,600 square feet of office space in the United Kingdom, and small offices in France and Landover, Maryland. All of the Company's offices have fully-equipped training centers. The Company is currently negotiating for additional leased space at its executive offices. The Company believes its facilities are adequate to support its current needs and, if required, the Company can obtain additional space on a timely basis and on commercially reasonable terms.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  The executive officers, key employees and directors of the Company are as follows:

                 NAME               AGE         POSITION WITH THE COMPANY
   -------------------------------- --- ----------------------------------------
   Constance F. Galley(1)..........  56 President and Chief Executive Officer
                                         and Director
   Eric A. Amster..................  44 Vice President, Sales
   Patricia T. Boggs...............  46 Vice President, Professional Services
   Robert H. Bouton................  57 Vice President, Marketing
   Ira A. Gerard...................  50 Vice President, Finance and
                                         Administration, Chief Financial Officer
                                         and Secretary
   James Monks.....................  42 Vice President, International Operations
   David Raye......................  37 Vice President, Operations
   Edward J. Watson................  60 Executive Vice President, Business
                                         Development
   Saydean Zeldin..................  57 Vice President, Research and Development
   Stewart K.P. Gross(1)(2)........  38 Director
   Ernest E. Keet(1)(2)............  57 Director
   John J. Pendray(1)(2)...........  58 Director
   Dennis G. Sisco(1)(2)...........  51 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  Constance F. Galley has been President, Chief Executive Officer and a director of the Company since 1985, when the Company commenced operating as an independent entity. Prior to 1985, Ms. Galley directed the Company's Marketing and Development Operations when the Company was part of the Dun & Bradstreet Corporation. Ms. Galley is a member of the Board of Directors of the software division of ITAA and is the Chairperson of SACIA, the Business Council of Southwestern Connecticut. Ms. Galley holds a Bachelor of Arts degree in Chemistry from Duke University.

  Eric A. Amster has been Vice President, Sales since joining the Company in December 1995. From February 1992 until December 1995, Mr. Amster was employed by General DataComm Industries, Inc., a data communications company, where he served most recently as Vice President of U.S. Federal and Commercial Sales. Mr. Amster holds a Bachelor of Science degree in Computer Science from the University of Maryland.

  Patricia T. Boggs has been Vice President, Professional Services since joining the Company in June 1997. From February 1991 to 1997, Ms. Boggs was employed by Datalogix International Inc., where she served most recently as Vice President, Client Services. Prior to 1991, Ms. Boggs was an Assistant Professor at both John Carroll University in University Heights, Ohio and Wright State University in Dayton, Ohio. Ms. Boggs holds a Masters degree in Economics and a Doctorate in Operations Research/Statistics from Kent State University.

  Robert H. Bouton has been Vice President, Marketing since joining the Company in March 1992. Prior to March 1992, Mr. Bouton served in various sales and marketing capacities in the software industry, including Vice President, Marketing for CGI Systems. Mr. Bouton holds a Bachelor of Science degree in Electrical Engineering from Cornell University.

  Ira A. Gerard has been Vice President, Finance and Administration, Chief Financial Officer and Secretary since joining the Company in October 1995. From March 1994 to October 1995, Mr. Gerard served as Vice President and Chief Financial Officer of Adage Systems International, Inc., an ERP software company.

From July 1993 to March 1994, Mr. Gerard was an independent consultant. From December 1989 until July 1993, Mr. Gerard was employed by Gestetner PLC, a photocopier and photographic equipment company, where he served most recently as Vice President, Finance and Operations. Mr. Gerard holds a Bachelor of Arts degree in Economics from Union College and a Master of Business Administration from Harvard University.

  James Monks has been Vice President, International Operations of the Company since May 1997 and was Director, International Operations of the Company from May 1992 until May 1997. From May 1989 until May 1992, Mr. Monks served as the Company's Director of European Operations and from April 1985 until May 1989, Mr. Monks served as the Company's U.K. Manager. Prior to April 1985, Mr. Monks held various technical support and management positions with the Company when the Company was a part of the Dun & Bradstreet Corporation. Mr. Monks holds an Honours Degree in Sports Science and Geography from the Loughborough University, U.K.

  David Raye has been the Vice President, Operations of the Company since June 1994. From August 1992 until May 1994, Mr. Raye served as Vice President, KEY/MASTER Operations. From August 1991 until July 1992, Mr. Raye served as the Company's Director of Operations. Prior to August 1991, Mr. Raye served in various management capacities in the software industry including Director of Marketing for Information Sciences and Senior Product Marketing Manager for On-Line Software, International. Mr. Raye holds a Bachelor of Science degree in Marketing from Rutgers University and a Master of Business Administration from St. John's University, New York.

  Edward J. Watson has been Executive Vice President, Business Development of the Company since June 1994. From January 1994 until June 1994, Mr. Watson managed the Company's PC Division. From November 1990 until January 1994, Mr. Watson was a consultant to the Company and a General Partner of DownEast Partners, a consulting company. Prior to 1990, Mr. Watson served in various management capacities in the software industry, including President of TSI International (the predecessor of the Company) and Higher Order Software. Mr. Watson is married to Ms. Saydean Zeldin, the Vice President, Research and Development of the Company. Mr. Watson attended Oxford University.

  Saydean Zeldin has been Vice President, Research and Development of the Company since October 1994. From November 1990 to October 1994, Ms. Zeldin was a consultant to the Company and a general partner at DownEast Partners, a consulting company. Prior to 1990, Ms. Zeldin served in several senior engineering positions in the software industry, including serving as Founder and President of Touchstone Engineering, a software company that developed a management planning system using artificial intelligence technology, and Founder and Executive Vice President of Higher Order Software. Ms. Zeldin was also responsible for the re-entry guidance development of the Apollo flight software at the Instrumentation Laboratory, a laboratory of MIT. Ms. Zeldin is married to Mr. Edward J. Watson, the Executive Vice President, Business Development of the Company. Ms. Zeldin holds a Bachelor of Arts degree in Physics from Temple University.

  Stewart K.P. Gross has served as a director of the Company since April 1993. Mr. Gross is a Managing Director of E.M. Warburg Pincus & Co., LLC and has been employed by E.M. Warburg Pincus & Co., LLC since 1987. Prior to 1987, Mr. Gross was employed at Morgan Stanley & Co. Mr. Gross is a director of Vanstar Corporation, BEA Systems, IA Corporation and several privately-held companies.

  Ernest E. Keet has served as a director of the Company since April 1985. Mr. Keet has been the President and a member of the Board of Directors of Vanguard Atlantic Ltd. since April 1984. Mr. Keet is the Chief Executive Officer and a director of Axolotl Corp. and from May 1995 until December 1996, was the President of Axolotl Corp. Mr. Keet also served as the Chairman and Chief Executive Officer of ECsoft Ltd. from November 1989 to April 1994.

  John J. Pendray has served as a director of the Company since April 1985. Mr. Pendray has been an Executive in Residence at George Mason University since November 1996. Prior to joining George Mason

University, Mr. Pendray was the President of the International Group at Cincinnati Bell Information Systems from March 1993 to August 1996. From July 1992 to March 1993, Mr. Pendray was an independent consultant. From 1985 until July 1992, Mr. Pendray was a senior partner at Vanguard Atlantic, Ltd.

  Dennis G. Sisco has served as a director of the Company since January 1990. Mr. Sisco is a partner with Behrman Capital. From December 1988 until February 1997, Mr. Sisco was the President of D&B Enterprises, Inc. (now Cognizant Enterprises, Inc.). From December 1988 until February 1997, Mr. Sisco had also been employed by Cognizant Corporation and its predecessor The Dun & Bradstreet Corporation, most recently as an Executive Vice President. Mr. Sisco is also a director of the Gartner Group, Inc., Oacis Healthcare Holdings Corporation and Aspect Development, Inc.

  Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Executive officers are chosen by, and serve at the discretion of, the Board of Directors. The current directors were elected pursuant to a stockholders' agreement pursuant to which certain stockholders agreed to vote their shares to elect Messrs. Gross, Keet, Pendray and Sisco and Ms. Galley to the Board of Directors. This agreement terminated in July 1997, upon the closing of the Company's initial public offering. Except for Mr. Watson and Ms. Zeldin, there are no family relationships among any of the Company's directors or executive officers.

DIRECTOR COMPENSATION

  The Company reimburses the members of its Board for expenses associated with their attendance at Board meetings and at Board Committee meetings. None of the members of the Board is entitled to receive fees for attendance at Board meetings or at Board Committee meetings.

  In May 1997, the Board adopted and the Company's stockholders approved the 1997 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 225,000 shares of the Company's Common Stock for issuance thereunder. Members of the Board who are not employees of the Company, or any parent or subsidiary of the Company are eligible to receive stock options under the Directors Plan. Each eligible director who is or becomes a member of the Board on or after May 10, 1997 will automatically be granted an option for 15,000 shares. Accordingly, in May 1997, each of Messrs. Gross, Keet, Pendray and Sisco received options to purchase 15,000 shares of Common Stock at an exercise price of $6.67 per share. Upon each one-year anniversary of the date such director is granted the 15,000 share option, he or she will receive an additional option grant for 3,750 shares, provided such director has served continuously as a member of the Board. Each 15,000 share option granted under the Directors Plan will vest over four years as to 25% of the shares on the last day of each twelve-month period following the date such 15,000 share option was granted. Each 3,750 share option granted under the Directors Plan will vest as to 100% of the shares on the last day of the twelve month period following the date such 3,750 share option was granted. The per share exercise price of each option granted under the Directors Plan prior to the Company's initial public offering was the fair market value of a share of the Company's Common Stock as determined by the Board. The per share exercise price of each option granted after the Company's initial public offering will be equal to the closing price of a share of the Company's Common Stock on the Nasdaq National Market on the date of grant. Options granted under the Directors Plan generally expire three months after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service. In the event of a merger, consolidation or certain other change of control transactions, the vesting of all outstanding options granted pursuant to the Directors Plan will accelerate and such options will become exercisable in full prior to the close of such corporate transaction. The Directors Plan will terminate in May 2007, unless terminated earlier in accordance with the provisions of the Directors Plan.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during 1995, 1996 and 1997 by (i) the Company's chief executive officer and (ii) the Company's four other most highly compensated executive officers whose salary exceeded $100,000 and who were serving as executive officers at the end of 1997 (together, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                       AWARDS
                                                                    ------------
                                                                     SECURITIES
                                                      OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR SALARY(1) BONUS(2) COMPENSATION    OPTIONS
---------------------------   ---- --------- -------- ------------  ------------
Constance F. Galley.......... 1997 $203,538  $50,000    $  4,952(3)   112,500
 President, Chief Executive
  Officer and Director        1996 $165,000  $50,000    $  5,031(3)    18,000
                              1995 $161,133  $35,107    $    144(3)       --
Robert H. Bouton............. 1997 $164,000  $20,000    $  4,952(3)       --
 Vice President, Marketing    1996 $158,704  $20,000    $  4,900(3)       --
                              1995 $142,795  $10,000    $    225(3)       --
Ira A. Gerard(4)............. 1997 $159,892  $26,667    $  6,417(3)       --
 Vice President, Finance and
  Administration,             1996 $146,000  $20,000    $  6,516(3)       --
 Chief Financial Officer and
  Secretary                   1995 $ 34,442      --     $     22(3)   144,000
Saydean Zeldin............... 1997 $154,808  $26,667    $  2,889(3)       --
 Vice President, Research and
  Development                 1996 $130,000  $20,000    $  2,922(3)    36,000
                              1995 $129,703  $15,000    $    225(3)    45,000
Eric A. Amster............... 1997 $125,000      --     $184,918(5)       --
 Vice President, Sales        1996 $125,000      --     $ 85,951(5)    36,000
                              1995 $  9,611      --     $  3,920(5)    72,000

--------
(1) See "-- Compensation Agreements."
(2) Bonus amounts are reported in the year paid.
(3) Represents the portion of health, life and disability insurance premiums paid by the Company.
(4) Mr. Gerard joined the Company in October 1995.
(5) Includes sales commissions paid to Mr. Amster by the Company in the amount of $3,916, $80,982 and $178,501 in 1995, 1996 and 1997, respectively, and also includes $4, $4,918 and $6,417 for the portion of health, life and disability insurance premiums paid by the Company in 1995, 1996 and 1997, respectively. Mr. Amster joined the Company in December 1995.

  The following table sets forth information regarding option grants during 1997 to each of the Named Officers.

                             OPTION GRANTS IN 1997

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                         NUMBER OF  PERCENTAGE OF                            ANNUAL RATES OF STOCK
                         SECURITIES TOTAL OPTIONS                           PRICE APPRECIATION FOR
                         UNDERLYING  GRANTED TO                                 OPTION TERM(4)
                          OPTIONS   EMPLOYEES IN  EXERCISE PRICE EXPIRATION -----------------------
NAME                     GRANTED(1)    1997(2)     PER SHARE(3)     DATE        5%          10%
----                     ---------- ------------- -------------- ---------- ----------- -----------
Constance F. Galley.....  112,500       36.2%         $6.67       5/8/2007   $1,222,282  $1,946,279
Robert H. Bouton........      --         --             --             --           --          --
Ira A. Gerard...........      --         --             --             --           --          --
Saydean Zeldin..........      --         --             --             --           --          --
Eric A. Amster..........      --         --             --             --           --          --

--------
(1) Unless otherwise indicated below, all options granted in 1993 were granted pursuant to the Company's 1993 Stock Option Plan (the "1993 Plan"), and vest as to 25% of the shares covered by such option each year following the date of grant, subject to acceleration under certain circumstances. Under the 1997 Plan, the Board or a committee of the Board retains discretion, subject to 1993 Plan limits, to modify the terms of outstanding options. The options have a term of ten years if the grantee is based in the United States and a term of seven years if the grantee is based in the United Kingdom subject to earlier termination in certain situations related to termination of employment. See "-- Employee Benefit Plans."
(2) Based on a total of 310,600 options granted to all employees during 1997.
(3) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock.
(4) Potential realizable values are calculated based on the fair market value of the Common Stock at the date of grant minus the exercise price. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock price. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

  The following table includes information concerning unexercised stock options held by the Named Officers at December 31, 1997. No options were exercised by the Named Officers during 1997.

            AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                        END            AT FISCAL YEAR-END ($)(1)
                             ------------------------- -------------------------
  NAME                       EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                       ----------- ------------- ----------- -------------
Constance F. Galley.........   161,961      121,500    $1,485,182   $  402,030
Robert H. Bouton............    63,000          --     $  577,710          --
Ira A. Gerard...............    72,000       72,000    $  660,240   $  660,240
Saydean Zeldin..............    75,000       49,000    $  675,780   $  418,005
Eric A. Amster..............    45,000       63,000    $  400,680   $  541,800

--------
(1) These values have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and $9.50, which was the closing price of the Company's Common Stock on December 31, 1997.

COMPENSATION AGREEMENTS

  The Company has entered into agreements with the following executive officers of the Company: Constance Galley, the Company's President and Chief Executive Officer; Ira Gerard, the Company's Vice President, Finance and Administration and Chief Financial Officer; Eric Amster, the Company's Vice President, Sales; Edward Watson, the Company's Executive Vice President, New Business Development; Saydean Zeldin, the Company's Vice President, Research and Development and Robert H. Bouton, Vice President Marketing.

  Ms. Galley's agreement provides for an annual base salary of $225,000. Ms. Galley is also eligible to receive an annual bonus based upon the Company achieving certain financial objectives for such year. This agreement may be terminated by the Company at any time for any reason. If Ms. Galley is terminated without cause, she will continue to receive her base salary for a one-year period following such termination. In the event that the Company is acquired by a company that does not continue to employ Ms. Galley, she will continue to receive her base salary for a one-year period following such termination.

  Mr. Gerard's agreement provides for an initial annual base salary of $146,000 and a grant of an option to purchase an aggregate of 144,000 shares of Common Stock. Mr. Gerard currently receives a base salary of $160,000. Mr. Gerard is eligible to receive a bonus of up to $25,000 per year for meeting corporate objectives for such year. This agreement may be terminated by the Company at any time for any reason. If Mr. Gerard is terminated without cause, he will continue to receive his base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Mr. Gerard, he will continue to receive his base salary for a six-month period following such termination.

  Mr. Amster's agreement provides for an annual base salary of $125,000 and a grant of an option to purchase an aggregate of 72,000 shares of Common Stock. Mr. Amster is eligible to receive a bonus and commissions of up to $145,000 per year upon meeting revenue related goals for such year. This agreement may be terminated by the Company at any time for any reason. If Mr. Amster is terminated without cause, he will continue to receive his base salary for a six-month period following such termination.

  Mr. Watson's agreement provides for an initial annual base salary of $150,000. Mr. Watson currently receives a base salary of $160,000. This agreement may be terminated by the Company at any time for any reason. If Mr. Watson is terminated without cause, he will continue to receive his base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Mr. Watson, he will continue to receive his base salary for a one-year period following such termination.

  Ms. Zeldin's agreement provides for an initial annual base salary of $130,000. Ms. Zeldin currently receives a base salary of $155,000. This agreement may be terminated by the Company at any time for any reason. If Ms. Zeldin is terminated without cause, she will continue to receive her base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Ms. Zeldin, she will continue to receive her base salary for a one-year period following such termination.

  Mr. Bouton's agreement provides for an initial base salary of $135,000 and an option to purchase an aggregate of 45,000 shares of Common Stock. Mr. Bouton currently receives a base salary of $164,000. This agreement may be terminated by the Company at any time for any reason.

EMPLOYEE BENEFIT PLANS

  1997 Equity Incentive Plan. In May 1997, the Board adopted and the Company's stockholders approved the 1997 Equity Incentive Plan (the "1997 Plan"), under which 1,125,000 shares of the Company's Common Stock are reserved for issuance. In addition to the 1,125,000 shares reserved for issuance thereunder, shares that are reserved for issuance but that are not subject to options under the Company's 1993 Stock Option Plan (the "1993 Plan") and shares that are subject to outstanding options which either terminate without being exercised or that are repurchased by the Company at the original issue price will be available for issuance under the 1997 Plan. The 1997 Plan became effective in July 1997 and will terminate in May 2007, unless terminated earlier in accordance with the provisions of the 1997 Plan. The 1997 Plan authorizes the award of options, opportunities to purchase restricted stock and stock bonuses (an "Award"). The 1997 Plan is administered by a committee appointed by the Board, currently the Compensation Committee, consisting of Messrs. Keet, Sisco, Pendray and Gross, all of whom are non-employee directors under applicable federal securities laws and "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee has the authority to construe and interpret the 1997 Plan and any agreement made thereunder, grant Awards and make all other determinations necessary or advisable for the administration of the 1997 Plan.

   As of March 31, 1998, 396,200 shares of Common Stock were subject to options outstanding under the 1997 Plan and 1,009,974 shares of Common Stock were available for future distribution pursuant to the 1997 Plan, including shares originally reserved for issuance under the 1993 Plan that have become available for distribution under the 1997 Plan. Since the effectiveness of the 1997 Plan, the Company has issued 400 shares of Common Stock as Stock Bonuses. The 1997 Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Code and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent or subsidiary of the Company, provided such consultants, independent contractors, and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The per share exercise price of ISOs must be at least equal to the fair market value of a share of the Company's Common Stock on the date of grant unless the option is an ISO granted to a stockholder owning 10% or more of the Company's capital stock in which case the exercise price must be at least 110% of the fair market value of the Company's Common Stock. The per share exercise price of NQSOs must be at least 85% of the fair market value of the Company's Common Stock. The maximum term of options granted under the 1997 Plan is ten years if the grantee is based in the United States and a maximum term of seven years if the grantee is based in the United Kingdom, unless the option is an ISO granted to a stockholder owning 10% or more of the Company's stock in which case the maximum term is five years. Options granted under the 1997 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Options granted under the 1997 Plan generally expire three months after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service. No person may receive more than 300,000 shares in any calendar year pursuant to the grant of Awards under the 1997 Plan. New employees, however, are eligible to receive Awards up to a total of 450,000 shares in the calendar year in which they are hired.

  Opportunities to purchase shares of the Company's Common Stock ("Restricted Stock Awards") and awards of shares of the Company's Common Stock ("Stock Bonuses"), either of which may be subject to a right of repurchase in favor of the Company or other restrictions on ownership or transfer, may be given to Eligible Service Providers. The Compensation Committee, which is the administrator of the 1997 Plan, has the authority to determine the restrictions applicable to the stock. The purchase price of Common Stock sold pursuant to a Restricted Stock Award must be at least 85% of the fair market value of the shares on the date of grant. Awards that are granted below 100% of fair market value are limited under the 1997 Plan. No Eligible Service Provider may receive more than 150,000 shares pursuant to such Awards under the 1997 Plan and no more than 300,000 shares may be issued pursuant to such Awards for the term of the 1997 Plan.

  In the event of a merger, consolidation or certain other change of control transactions, any outstanding Awards will accelerate by one-year's vesting or such additional acceleration of vesting as the Compensation Committee in its discretion may decide, and may be assumed or replaced by the successor corporation. In lieu of such assumption or replacement, but in addition to the one-year's additional vesting or such additional acceleration of vesting, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Eligible Service Providers as is provided to stockholders.

  1993 Stock Option Plan. As of March 31, 1998, 1,194,581 shares of Common Stock were subject to options outstanding under the 1993 Plan. No further options will be granted under the 1993 Plan. However, all outstanding options will remain outstanding until exercised or until they terminate or expire in accordance with their terms. The terms of options granted under the 1993 Plan and the administration of the 1993 Plan are substantially the same as those that pertain to the 1997 Plan.

  1997 Employee Stock Purchase Plan. In May 1997, the Board adopted and the Company's stockholders approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 750,000 shares of the Company's Common Stock for issuance thereunder. As of April 30, 1998, 70,662 shares of Common Stock had been issued pursuant to the Purchase Plan and 679,338 shares remained available for future issuance under the Purchase Plan. The Purchase Plan became effective in July 1997 and permits eligible employees to acquire shares of the Company's Common Stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 15% of their compensation and are subject to certain maximum purchase limitations described in the Purchase Plan. Each offering under the Purchase Plan is for a period of 12 months (the "Offering Period") and consists of two six-month purchase periods (each a "Purchase Period"). The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the closing price of the Company's Common Stock on the first day of the applicable Offering Period and the last day of the applicable Purchase Period. The first Offering Period began on July 1, 1997 and will end on July 31, 1998. The Board has the power to set the beginning of any Offering Period and to change the duration of Offering and Purchase Periods. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Until May 1997, the Company had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors of which Constance F. Galley, President and Chief Executive Officer of the Company, was and is a member. In May 1997, the Company's Board of Directors appointed a Compensation Committee which currently consists of Stewart K.P. Gross, Ernest
E. Keet, John J. Pendray and Dennis G. Sisco, each a non-employee director of the Company.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) to the fullest extent permitted by the Delaware General Corporation Law, the Company is required to advance all expenses, as incurred, to its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iii) the rights conferred in the Bylaws are not exclusive, (iv) the Company may, in its discretion indemnify or advance expenses to persons whom the Company is not obligated to indemnify or advance expenses; (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents or any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans and (vi) the Company may not retroactively amend the Bylaw provisions relating to indemnification.

  The Company has entered into Indemnification Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

  As authorized by the Company's Bylaws, the Company, with approval of the Board, has obtained directors' and officers' liability insurance.

  In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

  Since January 1, 1995, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of voting securities of the Company or members of such person's immediate family had or will have a direct or indirect material interest other than the compensation agreements which are described in "Management."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of April 30, 1998, and as adjusted to reflect the sale of shares offered hereby, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Officer (see "Management-- Executive Compensation"), (iv) all executive officers and directors as a group and (v) each Selling Stockholder.

                                      SHARES                               SHARES
                                BENEFICIALLY OWNED                   BENEFICIALLY OWNED
EXECUTIVE OFFICERS, DIRECTORS  PRIOR TO OFFERING(1)                AFTER OFFERING(1) (3)
  5% STOCKHOLDERS AND OTHER    --------------------   NUMBER OF    --------------------------
    SELLING STOCKHOLDERS        NUMBER   PERCENT(2) SHARES OFFERED   NUMBER      PERCENT(2)
-----------------------------  --------- ---------- -------------- ------------- ------------
Stewart K.P. Gross .....       2,288,655    25.0%     1,700,000          588,655         5.5%
 Warburg, Pincus Capital
 Company, L.P. (4)
Ernest E. Keet .........       1,709,177    17.9        600,000        1,109,177        10.3
 Vanguard Atlantic Ltd.
 (5)
Amerindo Investment Ad-        1,168,000    12.2            --         1,168,000        10.9
 visors Inc. (6)........
Richard L. Chilton, Jr.          500,000     5.2            --           500,000         4.7
 (7)....................
Constance F. Galley (8).         518,832     5.3            --           518,832         4.7
Ira A. Gerard (9).......          72,723       *            --            72,723           *
Eric A. Amster (10).....          46,958       *          3,000           43,958           *
Robert H. Bouton (11)...          65,694       *            --            65,694           *
Saydean Zeldin (12)(15).         241,750     2.5            --           233,750         2.1
John J. Pendray (13)....         114,807     1.2            --           114,807         1.1
Dennis G. Sisco (14)....           5,750       *            --             5,750           *
Edward J. Watson
 (12)(15)...............         241,750     2.5          8,000          233,750         2.1
All executive officers
 and directors as a
 group
 (13 persons) (16)......       5,178,896    50.1      2,311,000        2,867,896        25.1

--------
 *  Less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 30, 1998, upon exercise of options or warrants and such securities are reflected in the above table. Shares of Common Stock subject to options and warrants that are exercisable within 60 days of April 30, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Applicable percentage of ownership is based upon 9,542,873 shares of Common Stock outstanding on April 30, 1998 (giving effect to (i) 382,281 shares of Common Stock issuable upon exercise of the Selling Stockholder Warrant and (ii) 11,000 shares of Common Stock issuable upon exercise of stock options by two of the Selling Stockholders immediately prior to the closing of this Offering) and 10,742,873 shares of Common Stock outstanding upon completion of the Offering.
 (3) Assumes that the Underwriters' over-allotment option to purchase up to 526,650 shares from the Company and two Selling Stockholders is not exercised. If the Underwriters' over-allotment option is exercised in full, the Company, Warburg, Pincus Capital & Company, L.P. and Vanguard Atlantic Ltd. will sell an additional 226,650, 200,000 and 100,000 shares, respectively.
 (4) Includes 382,281 shares of Common Stock issuable to Warburg, Pincus Capital Company, L.P. ("Warburg") upon exercise of the Selling Stockholder Warrant, which shares will be purchased by the Underwriters upon exercise of the Selling Stockholder Warrant and offered hereby. Warburg, Pincus & Co. is the sole General Partner of Warburg and has a 20% interest in the profits of Warburg. E.M. Warburg, Pincus & Co., LLC, a

    New York limited liability company, manages Warburg. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of
    E. M. Warburg, Pincus & Co., LLC and may be deemed to control both such entities. The members of E.M. Warburg, Pincus & Co., LLC are substantially the same as the partners of Warburg, Pincus & Co. Mr. Gross, a director of the Company, is a Managing Director and member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co. As such, Mr. Gross may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg. Mr. Gross disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. Also includes 3,750 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998. The address of Mr. Gross and Warburg is 466 Lexington Avenue, New York, N.Y. 10017.
 (5) Based on Schedules 13G dated February 2, 1998. Includes 1,559,325 shares of Common Stock held of record by Vanguard Atlantic, Ltd. ("Vanguard") and 135,543 shares of Common Stock held of record by Mr. Keet. Mr. Keet, a director of the Company, is the President of Vanguard and may be deemed to beneficially own the shares owned by such entity. Mr. Keet disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein. Also includes 3,750 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998. The address of Vanguard is 304 Main Avenue, Suite 290, Norwalk, Connecticut 06851 and the address of Mr. Keet is 619 Marina Boulevard, San Francisco, CA 94123.
 (6) Based on a Schedule 13D, as amended through April 17, 1998. Amerindo Investment Advisors Inc., a California corporation ("Amerindo"), and Amerindo Investment Advisors, Inc., a Panama corporation ("Amerindo Panama" and together with Amerindo, the "Amerindo Companies"), are registered investment advisors, and in this capacity may be deemed to be the beneficial owners of the securities listed. Clients of the Amerindo Companies have the right to receive and direct the receipt of dividends and proceeds from sales of shares disposed of by the Amerindo Companies. No single client of the Amerindo Companies owns more than 5% of these shares. Amerindo has shared voting and dispositive power over 815,500 shares of Common Stock, and Amerindo Panama has shared voting and dispositive power over 342,500 shares of Common Stock. Messrs. Alberto Vilar and Gary Tanaka, who are the sole stockholders and directors of the Amerindo Companies, have shared voting and dispositive power over all of the shares shown. The Amerindo Investment Advisors Inc. Profit Sharing Trust (the "Trust") has sole voting and dispositive power as to 10,000 shares of Common Stock. Each of the Amerindo Companies, the Trust and Messrs. Vilar and Tanaka disclaim beneficial ownership of all of the shares reported.
 (7) Based on a Schedule 13G dated April 13, 1998. Mr. Chilton reported sole voting and dispositive power with respect to these shares. The address of Mr. Chilton is c/o Chilton Investment Co., Inc., 320 Park Avenue, 22nd Floor, New York, NY 10022.
 (8) Includes 194,586 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998 and 25,005 shares of Common Stock issuable upon exercise of Warrants. This also includes 60,000 shares of Common Stock owned by Saugatuck Partners ("Saugatuck"), the investment advisor of which is the husband of Ms. Galley. Ms. Galley disclaims beneficial ownership of the 60,000 shares owned by Saugatuck.
 (9) Includes 72,000 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998.
(10) Includes 40,000 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998.
(11) Includes 63,000 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998.
(12) Represents 78,250 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998. Also includes 6,000 shares of Common Stock, 151,500 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998 and 6,000 shares of Common Stock issuable upon exercise of warrants held by Ms. Zeldin's husband, Edward
     J. Watson. Ms. Zeldin disclaims beneficial ownership of the shares, options and warrants owned by Mr. Watson.
(13) Includes 4,950 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998, 30,000 shares of Common Stock held of record by his wife Linda L. Pendray, 6,000 shares of Common Stock held of record by his son Michael D. Pendray. Mr. Pendray disclaims beneficial ownership of the shares held by his son.
(14) Includes 3,750 shares subject to options exercisable within 60 days of April 30, 1998.
(15) Mr. Watson is the Executive Vice President, Business Development of the Company. Includes 151,500 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998, and 6,000 shares of Common Stock issuable upon exercise of warrants. Also includes 78,250 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998 held by Mr. Watson's wife, Saydean Zeldin. Mr. Watson disclaims beneficial ownership of the options held by Ms. Zeldin.
(16) Includes an aggregate of 704,786 shares of Common Stock subject to options exercisable within 60 days of April 30, 1998 and 413,286 shares of Common Stock issuable upon exercise of warrants, including the options and warrants described in footnotes (4), (5) and (8) through (15).

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of March 31, 1998, there were outstanding 9,098,202 shares of Common Stock, options to purchase 1,650,781 shares of Common Stock and Warrants to purchase 711,771 shares of Common Stock.

COMMON STOCK

  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

WARRANTS

  As of March 31, 1998, the Company had outstanding seven warrants to purchase an aggregate of 711,771 shares of Common Stock. These warrants have an exercise price of $2.00 per share of Common Stock and expire in June and August, 2002. These warrants are also exerciseable on a net exercise basis. Following the consummation of this offering, there will be outstanding 269,490 shares of Common Stock issuable upon exercise of warrants.

REGISTRATION RIGHTS

  Following this offering, the holders of approximately 1,736,259 shares of Common Stock and Warrants to purchase 269,490 shares of Common Stock of the Company have certain "demand" rights to register those shares of Common Stock and the shares of Common Stock issuable upon exercise of such Warrants (the "Registrable Securities") under the Securities Act. If requested by holders of more than 50% of the Registrable Securities then outstanding, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be registered. The Company is required to effect two such "demand" registrations pursuant to these registration rights. The "demand" rights of any particular holder of Registrable Securities will expire in July 2000.

  In addition, holders of Registrable Securities have certain "piggyback" registration rights. If the Company proposes to register any of its securities under the Securities Act other than in connection with the Company's employee benefit plans or a corporate reorganization, the holders of Registrable Securities may require the Company to include all or a portion of their shares in such registration, although the managing underwriter, if any, of any such offering has certain rights to limit the number of Registrable Securities proposed to be included in such registration.

  Further, if requested by holders of more than 50% of the then outstanding Registrable Securities (assuming there is a reasonably anticipated aggregate offering price to the public of at least $500,000), the Company must file a registration statement on Form S-3 with respect to the resale of such Registrable Securities when such form becomes available to the Company, subject to certain conditions.

  All expenses incurred in connection with the above registrations (other than the underwriters' and brokers' discounts and commissions) will be borne by the Company.

  The Company's obligation to register the Registrable Securities will terminate when all such Registrable Securities have been registered and sold or are no longer outstanding.

DELAWARE ANTI-TAKEOVER LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is The Bank of New York.

LISTING

  The Common Stock is listed on the Nasdaq National Market under the trading symbol "TSFW."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the lapse of existing resale restrictions could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 107,429 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering.

  Upon completion of this offering, the Company will have outstanding approximately 10,742,873 shares of Common Stock (based on shares outstanding as of April 30, 1998). Of these shares, 8,265,838 will be eligible for immediate sale in the public market without restriction as of the effective date of the Registration Statement of which this Prospectus forms a part (the "Effective Date"). On the Effective Date there will be an additional 2,477,035 shares of Common Stock outstanding, all of which additional shares are "restricted" shares (the "Restricted Shares") under the Securities Act. Certain stockholders of the Company are subject to lock-up agreements providing that they will not directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. Taking into account the lock-up agreements and notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), the numbers of shares that will be available for sale in the public market will be as follows: (i) 252,930 Restricted Shares will be eligible for sale in the public market without restriction as of the Effective Date, (ii) 150,000 Restricted Shares will be eligible for sale subject to certain volume and other resale restrictions under Rule 144 and (iii) approximately 2,074,105 Restricted Shares will become eligible for sale 90 days after the Effective Date upon expiration of certain lock-up agreements and, as of that date, all of such shares will be subject to certain volume and other resale restrictions pursuant to Rule 144. In addition, upon completion of this offering, there will remain outstanding Warrants to purchase 269,490 shares of Common Stock at an exercise price of $2.00 per share. These Warrants are exercisable at any time on a net exercise basis. Accordingly, any shares of Common Stock issuable upon such net exercise would be available for resale in the public market, subject to public information, volume limitation or notice provisions of Rule 144, in the case of affiliates.

  At March 31, 1998, options to purchase 1,650,781 shares of Common Stock were outstanding, of which options approximately 710,831 shares were then exercisable. The Company has registered under the Securities Act a total of 3,616,671 shares of Common Stock reserved for issuance pursuant to outstanding options under the 1993 Plan, and outstanding options or shares reserved for issuance under the 1997 Plan, Directors Plan and Purchase Plan. As a result of such registration, shares of Common Stock issuable upon exercise of options and pursuant to the Purchase Plan will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to lock-up agreements. Also, certain holders of shares of Common Stock and Warrants to purchase Common Stock are entitled to certain rights to register such shares of Common Stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, Bear, Stearns & Co. Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), and SoundView Financial Group, Inc. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. Such shares include 382,281 shares to be sold to the Underwriters pursuant to the exercise of the Selling Stockholder Warrant. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                              NUMBER
             UNDERWRITER                                                     OF SHARES
             -----------                                                     ---------
   BancAmerica Robertson Stephens........................................... 1,246,950
   Bear, Stearns & Co. Inc. ................................................   554,200
   Dain Rauscher Wessels....................................................   554,200
   SoundView Financial Group, Inc. .........................................   415,650
   Cowen & Company..........................................................   130,000
   Deutsche Morgan Grenfell.................................................   130,000
   Lazard Freres & Co. LLC..................................................   130,000
   Needham & Company, Inc. .................................................   130,000
   Loewenbaum & Company Incorporated........................................   110,000
   Nutmeg Securities, Ltd. .................................................   110,000
                                                                             ---------
     Total.................................................................. 3,511,000
                                                                             =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in excess of $0.54 per share, of which $0.10 may be reallowed to other dealers. After the completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

  In connection with this offering, the Underwriters have agreed to purchase a warrant to purchase 382,281 shares of Common Stock from a Selling Stockholder at a per share price equal to the initial public offering price less the underwriting discounts and commissions and the per share exercise price of such warrant. Such warrant has an exercise price of $2.00 per share, which will be paid to the Company by the Underwriters upon exercise at the consummation of the offering.

  The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus for this offering, to purchase up to an aggregate of 526,650 additional shares of Common Stock, at the same price per share as the Company and the Selling Stockholders will receive for the 3,511,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,511,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,511,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

  Pursuant to the terms of lock-up agreements, all officers, directors and certain security holders of the Company have agreed with the Representatives for a period of 90 days after the effective date of this Prospectus that they will not, subject to certain exceptions, directly or indirectly offer to sell, contract to sell, or otherwise sell, dispose of, pledge, grant any rights with respect to, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancAmerica Robertson Stephens, which may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale." In addition, the Company also has agreed that during the 90 days following the effective date of this Prospectus the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, offer, issue, sell, contract to sell, or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sales of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options under existing employee and director stock option plans.

  The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  In connection with this offering, certain Underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Fenwick & West LLP, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements and schedule of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 included in this Prospectus and elsewhere in the registration statement, have been included in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits and schedule thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

                        TSI INTERNATIONAL SOFTWARE LTD.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report..............................................  F-2
Balance Sheets as of December 31, 1996 and 1997 and (unaudited) March 31,
 1998.....................................................................  F-3
Statements of Income for the years ended December 31, 1995, 1996 and 1997 and (unaudited) for the three months ended March 31, 1997 and 1998.......  F-4
Statements of Stockholders' Equity (Deficit) as of December 31, 1995, 1996
 and 1997 and (unaudited) for the three months ended March 31, 1998 ......  F-5
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997 and (unaudited) for the three months ended March 31, 1997 and 1998..  F-6
Notes to Financial Statements.............................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TSI International Software Ltd.:

  We have audited the accompanying balance sheets of TSI International Software Ltd. (the "Company") as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TSI International Software Ltd. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick llp
New York, New York
February 4, 1998

                        TSI INTERNATIONAL SOFTWARE LTD.

                                 BALANCE SHEETS

                                               DECEMBER 31,
                                         -------------------------   MARCH 31,
                                             1996         1997         1998
                                         ------------  -----------  -----------
                                                                    (UNAUDITED)
                             ASSETS
Current assets:
  Cash.................................. $     41,300  $10,912,500  $14,205,900
  Investments in marketable securities..          --    10,490,500    8,213,000
  Accounts receivable, less allowances
   of $319,900, $471,300, and
   (unaudited) $584,200.................    4,380,900    7,864,100    8,996,200
  Current portion of investment in
   licensing contracts receivable, net
   of unearned finance income of $84,200
   $60,000, and (unaudited) $60,500
   (note 3).............................      742,000      678,100      701,200
  Prepaid expenses and other current
   assets...............................      388,000      745,000      805,200
                                         ------------  -----------  -----------
    Total current assets................    5,552,200   30,690,200   32,921,500
Furniture, fixtures and equipment, net
 (note 4)...............................    1,304,400    1,587,300    1,870,400
Investment in licensing contracts
 receivable, net of unearned finance
 income of $50,100, $38,700, and
 (unaudited) $24,600 (note 3)...........      551,600      421,800      220,800
Other assets............................      113,100      242,400      243,700
                                         ------------  -----------  -----------
                                         $  7,521,300  $32,941,700  $35,256,400
                                         ============  ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................... $    694,800  $   600,200  $   756,900
  Accrued expenses (note 10)............    1,486,500    2,207,900    1,661,400
  Current portion of deferred revenue...    4,591,200    4,511,000    5,720,900
                                         ------------  -----------  -----------
    Total current liabilities...........    6,772,500    7,319,100    8,139,200
Long-term debt (note 5).................    2,790,100          --           --
Other long-term liabilities.............       27,400       17,800       23,300
Deferred revenue, less current portion..      225,000      188,400      181,100
                                         ------------  -----------  -----------
    Total liabilities...................    9,815,000    7,525,300    8,343,600
                                         ------------  -----------  -----------
Stockholders' equity (deficit) (note 6)
  Convertible preferred stock
   (authorized 5,000,000 shares;
   $8,219,000 aggregate liquidation
   preference in 1996)..................        8,600          --           --
  Common stock ($.01 par value;
   authorized 20,000,000 shares; issued
   3,000,000, 9,056,542, and (unaudited)
   9,098,202 shares, respectively)......       30,000       90,600       91,000
  Additional paid-in capital............    7,888,800   33,134,200   33,662,200
  Accumulated deficit...................  (10,036,600)  (7,557,000)  (6,685,800)
  Cumulative foreign currency
   translation adjustment...............     (119,500)    (199,300)    (154,600)
  Treasury stock, at cost (113,428,
   102,478, and (unaudited) 0 shares,
   respectively)........................      (65,000)     (52,100)         --
                                         ------------  -----------  -----------
    Total stockholders' equity
     (deficit)..........................   (2,293,700)  25,416,400   26,912,800
                                         ------------  -----------  -----------
      Total liabilities and
       stockholders' equity (deficit)... $  7,521,300  $32,941,700  $35,256,400
                                         ============  ===========  ===========

                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                              STATEMENTS OF INCOME

                                                                    THREE MONTHS
                              YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                         -------------------------------------  ----------------------
                            1995         1996         1997         1997        1998
                         -----------  -----------  -----------  ----------  ----------
                                                                     (UNAUDITED)
Revenues:
  Software licensing.... $ 7,552,900  $ 9,309,500  $14,602,400  $2,731,100  $5,203,300
  Service, maintenance
   and other............   8,508,500    9,694,400   12,067,300   2,776,800   2,984,000
                         -----------  -----------  -----------  ----------  ----------
    Total revenues......  16,061,400   19,003,900   26,669,700   5,507,900   8,187,300
                         -----------  -----------  -----------  ----------  ----------
Cost of revenues:
  Software licensing....     724,900      494,800      778,100     173,500     239,200
  Service, maintenance
   and other............   2,200,800    2,005,700    2,490,000     548,200     755,100
                         -----------  -----------  -----------  ----------  ----------
    Total cost of
     revenues...........   2,925,700    2,500,500    3,268,100     721,700     994,300
                         -----------  -----------  -----------  ----------  ----------
Gross profit............  13,135,700   16,503,400   23,401,600   4,786,200   7,193,000
                         -----------  -----------  -----------  ----------  ----------
Operating expenses:
  Product development...   3,067,600    3,452,300    4,461,800   1,073,400   1,223,800
  Selling and marketing.   7,159,800    8,715,200   13,095,100   2,583,700   4,088,100
  General and
   administrative.......   2,001,200    2,921,500    3,791,600     777,200   1,228,100
                         -----------  -----------  -----------  ----------  ----------
    Total operating
     expenses...........  12,228,600   15,089,000   21,348,500   4,434,300   6,540,000
                         -----------  -----------  -----------  ----------  ----------
    Operating income....     907,100    1,414,400    2,053,100     351,900     653,000
Other income/(expense),
 net ...................
  Borrowing expenses
   (note 5).............    (419,800)    (285,500)    (185,800)   (63,100)      (4,200)
  Interest income.......     193,200      135,200      688,300      30,500     327,400
  Other income (note
   12)..................     176,900          --           --          --          --
                         -----------  -----------  -----------  ----------  ----------
    Total other
     income/(expense),
     net ...............     (49,700)    (150,300)     502,500     (32,600)    323,200
                         -----------  -----------  -----------  ----------  ----------
    Income before income
     taxes..............     857,400    1,264,100    2,555,600     319,300     976,200
Provision for income
 taxes (note 9).........      34,600       36,200       76,000       6,600     105,000
                         -----------  -----------  -----------  ----------  ----------
    Net income.......... $   822,800  $ 1,227,900  $ 2,479,600  $  312,700  $  871,200
                         ===========  ===========  ===========  ==========  ==========
Net income per share--
 Basic.................. $      0.29  $      0.43  $      0.42  $     0.11  $     0.10
                         ===========  ===========  ===========  ==========  ==========
--Diluted............... $      0.15  $      0.21  $      0.29  $     0.05  $     0.08
                         ===========  ===========  ===========  ==========  ==========
Average shares
 outstanding--Basic.....   2,845,630    2,886,822    5,916,993   2,886,822   9,044,404
                         ===========  ===========  ===========  ==========  ==========
--Diluted...............   5,455,045    5,811,210    8,566,761   6,368,545  10,827,636
                         ===========  ===========  ===========  ==========  ==========


                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                   SERIES A, B, C
                       AND E
                    CONVERTIBLE                                                   CUMULATIVE
                  PREFERRED STOCK      COMMON STOCK                                 FOREIGN      TREASURY STOCK
                  -----------------  ----------------- ADDITIONAL   ACCUMULATED    CURRENCY    -------------------
                              PAR                PAR     PAID-IN      DEFICIT     TRANSLATION
                   SHARES    VALUE    SHARES    VALUE    CAPITAL       VALUE      ADJUSTMENT    SHARES     VALUE       TOTAL
                  --------  -------  --------- ------- -----------  ------------  -----------  --------  ---------  -----------
Balance at
 December 31,
 1994...........   860,969  $ 8,600  3,000,000 $30,000 $ 8,023,800  $(12,087,300)  $(144,400)  (184,638) $(223,700) $(4,393,000)
Stock options
 exercised......       --       --         --      --     (135,000)          --          --      71,160    158,700       23,700
Net income......       --       --         --      --          --        822,800         --         --         --       822,800
Currency
 translation
 adjustment.....       --       --         --      --          --            --      (23,100)       --         --       (23,100)
                  --------  -------  --------- ------- -----------  ------------  ----------   --------  ---------  -----------
Balance at
 December 31,
 1995...........   860,969    8,600  3,000,000  30,000   7,888,800   (11,264,500)   (167,500)  (113,478)   (65,000)  (3,569,600)
Net income......       --       --         --      --          --      1,227,900         --         --         --     1,227,900
Currency
 translation
 adjustment.....       --       --         --      --          --            --       48,000        --         --        48,000
                  --------  -------  --------- ------- -----------  ------------  ----------   --------  ---------  -----------
Balance at
 December 31,
 1996...........   860,969    8,600  3,000,000  30,000   7,888,800   (10,036,600)   (119,500)  (113,478)   (65,000)  (2,293,700)
Issuance of
 Series E
 Preferred
 Stock, net.....    50,000      500        --      --      992,900           --          --         --         --       993,400
Net proceeds
 from initial
 public
 offering.......       --       --   3,000,000  30,000  24,242,300           --          --         --         --    24,272,300
Conversion of
 Preferred
 Stock..........  (910,969)  (9,100) 2,759,715  27,600     (18,500)          --          --         --         --           --
Exercise of
 warrants on a
 net exercise
 basis..........                       296,827   3,000      (3,000)          --          --         --         --           --
Stock options
 exercised......       --       --         --      --       (4,200)          --          --      11,000     12,900        8,700
Net income......       --       --         --      --          --      2,479,600         --         --         --     2,479,600
Currency
 translation
 adjustment.....       --       --         --      --          --            --      (79,800)       --         --       (79,800)
Amortization of
 deferred
 compensation...       --       --         --      --       35,900           --          --         --         --        35,900
                  --------  -------  --------- ------- -----------  ------------  ----------   --------  ---------  -----------
Balance at
 December 31,
 1997...........       --       --   9,056,542 $90,600 $33,134,200  $ (7,557,000)  $(199,300)  (102,478) $ (52,100) $25,416,400
                  ========  =======  ========= ======= ===========  ============  ==========   ========  =========  ===========
Stock options
 exercised
 (unaudited)....       --       --         --      --      (13,200)          --          --      73,476     37,400       24,200
Net income
 (unaudited) ...       --       --         --      --          --        871,200         --         --         --       871,200
Currency
 translation
 adjustment
 (unaudited) ...       --       --         --      --          --            --       44,700        --         --        44,700
Stock issued
 under ESPP
 (unaudited) ...       --       --      41,660     400     524,900           --          --      29,002     14,700      540,000
Amortization of
 deferred
 compensation
 (unaudited)....       --       --         --      --       16,300           --          --         --         --        16,300
                  --------  -------  --------- ------- -----------  ------------  ----------   --------  ---------  -----------
Balance at March
 31, 1998
 (unaudited)....       --       --   9,098,202 $91,000 $33,662,200  $ (6,685,800) $(154,600)        --   $     --   $26,912,800
                  ========  =======  ========= ======= ===========  ============  ==========   ========  =========  ===========


                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                MARCH 31,
                          --------------------------------------  ----------------------
                             1995         1996          1997        1997        1998
                          -----------  -----------  ------------  ---------  -----------
                                                                       (UNAUDITED)
Cash flows from
 operating activities:
  Net income............  $   822,800  $ 1,227,900  $  2,479,600  $ 312,700  $   871,200
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation of
     fixed assets.......      351,000      436,100       623,300    150,900      170,400
    Amortization of
     deferred
     compensation.......          --           --         35,900        --        16,300
    Amortization of
     licenses and
     purchased software
     (note 4)...........      291,300          --            --         --           --
    Provision for losses
     on accounts
     receivable.........       65,000      431,700       281,400     19,900      124,100
    Changes in operating
     assets and
     liabilities:
      Accounts
       receivable.......     (977,200)  (1,930,500)   (3,848,600)  (981,600)  (1,256,200)
      Investment in
       licensing
       contracts
       receivable.......      502,900      585,300       193,700    (80,400)     177,900
      Prepaid expenses
       and other current
       assets...........       69,800      (87,200)     (357,000)  (111,200)     (60,200)
      Other assets......      (18,400)     (43,500)     (129,300)    (7,400)      (1,300)
      Accounts payable..      133,500      255,700       (94,600)   (83,800)     156,700
      Accrued expenses..      155,000      220,000       736,900    123,700     (517,300)
      Other long term
       liabilities......      (57,400)         --            --      28,200        5,500
      Deferred
       maintenance
       revenue..........      (16,100)    (365,600)     (116,800)    82,600    1,202,600
                          -----------  -----------  ------------  ---------  -----------
        Net cash
         provided (used)
         by operating
         activities.....    1,322,200      729,900      (195,500)  (546,400)     889,700
                          -----------  -----------  ------------  ---------  -----------
Cash flow from investing
 activities:
  Purchase of furniture,
   fixtures and
   equipment............     (354,300)    (827,500)     (876,200)  (197,800)    (453,500)
  (Purchases) sales of
   marketable
   securities...........          --           --    (10,490,500)       --     2,277,500
                          -----------  -----------  ------------  ---------  -----------
        Net cash (used)
         provided by
         investing
         activities.....     (354,300)    (827,500)  (11,366,700)  (197,800)   1,824,000
                          -----------  -----------  ------------  ---------  -----------
Cash flows from
 financing activities:
  Net proceeds from
   initial public
   offering.............          --           --     24,272,300        --           --
  Issuance of Preferred
   Stock................          --           --        993,400        --           --
  Net borrowings
   (repayments) under
   revolving line of
   credit...............   (1,150,000)     (50,000)   (2,790,100)   800,000          --
  Payments under capital
   leases...............     (143,500)     (51,900)      (55,100)   (13,000)     (10,500)
  Stock options
   exercised............       23,700          --          8,700        --        24,200
  Stock issued under
   ESPP.................          --           --            --         --       540,000
                          -----------  -----------  ------------  ---------  -----------
        Net cash (used)
         provided by
         financing
         activities.....   (1,269,800)    (101,900)   22,429,200    787,000      553,700
                          -----------  -----------  ------------  ---------  -----------
Effect of exchange rate
 changes on cash........       (5,600)      98,300         4,200    (4,700)       26,000
                          -----------  -----------  ------------  ---------  -----------
        Net change in
         cash...........     (307,500)    (101,200)   10,871,200     38,100    3,293,400
Cash at beginning of
 period.................      450,000      142,500        41,300     41,300   10,912,500
                          -----------  -----------  ------------  ---------  -----------
Cash at end of period...  $   142,500  $    41,300  $ 10,912,500  $  79,400  $14,205,900
                          ===========  ===========  ============  =========  ===========
Supplemental
 information:
Cash paid for:
  Interest..............  $   352,200  $   278,900  $    171,500  $  65,400  $     4,900
  Income taxes..........       21,000       27,100        42,200     20,000      130,000
Non-cash investing and
 financing activities:
  Acquisition of
   equipment under
   capital leases.......  $   104,600  $       --   $     30,000  $  30,000  $       --
  Conversion of
   preferred stock to
   common stock.........          --           --          9,100        --           --
  Net exercise of
   warrants.............          --           --          3,000        --           --
                          ===========  ===========  ============  =========  ===========

                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  TSI International Software Ltd. (the "Company") develops, markets, licenses, and supports computer software and related services which allow organizations to integrate their business applications within the enterprise and with outside business partners. The Company's customers are located primarily throughout the U.S. and Western Europe and represent a broad range of industries.

 (a) Revenue Recognition

  Software licensing revenues are recognized upon shipment of the product if there are no significant post-delivery obligations, or at a later date once such obligations are satisfied. Maintenance contract revenue is recognized ratably over the term of the contracts, which are generally for one year. The unrecognized portion of maintenance revenue is classified as deferred revenue in the accompanying balance sheets which also includes software license revenues related to customer prepayment that are not yet earned. Consulting and training revenues are recognized as services are performed.

  The Company licenses its KEY/MASTER product on a term-use basis for 15 to 60 month periods. The contracts provide for maintenance and generally do not have renewal or purchase options. At contract inception, the present value of the payments to be received under the contract is apportioned between software licensing revenue and maintenance revenue and recognized as described above. The present value of the payments to be received is recorded as the investment in licensing contracts receivable. License interest revenue is recognized over the term of the contract at a constant rate of return.

 (b) Product Development Costs

  Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," requires that software development costs: (i) be expensed as incurred until technological feasibility (as defined therein) is achieved; and (ii) capitalized subsequent to achieving technological feasibility and prior to the product being available to customers. The establishment of technological feasibility of the Company's products has essentially coincided with the products' general release to customers. Accordingly, the Company expenses all software development costs as incurred.

  Purchased software with alternative future use is capitalized and amortized over its expected useful life.

 (c) Furniture, Fixtures, and Equipment

  Furniture, fixtures, and equipment are carried at cost less accumulated depreciation computed using the straight-line method over their estimated useful lives. Furniture, fixtures, and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the lease term.

 (d) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided for any portion of the deferred tax assets which are more likely than not to be realized.

                        TSI INTERNATIONAL SOFTWARE LTD.

 (e) Earnings per Share

  In December 1997, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 replaced the calculation of primary and fully diluted net income per share with basic and diluted net income per share. Basic earnings per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings per share is computed based upon the weighted average number of common shares outstanding increased for any dilutive effects of options, warrants, and convertible securities. All net income per share data for prior years has been restated to conform with the provisions of SFAS No. 128

 (f) Cash Equivalents

  The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

 (g) Marketable Securities

  All marketable securities are classified as trading securities under the provision of Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and unrealized holding gains and losses are reflected in earnings.

 (h) Long-Lived Assets

  During 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires companies to review assets for possible impairment and provides guidelines for recognition of impairment losses related to long-lived assets, certain intangibles, and assets to be disposed of. The impact of the adoption of SFAS No. 121 was not material.

 (i) Stock Options

  Also during 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, the Company elected not to record any compensation expense for stock options granted to employees at fair value and will disclose in the notes to its financial statements the impact on net income and net income per share as if the fair value based compensation cost had been recognized (see note 6).

 (j) Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (k) Recently Issued Accounting Standards

  In June 1997, Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders which is currently not required. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company is required to adopt this standard as of December 31, 1998.

                        TSI INTERNATIONAL SOFTWARE LTD.

 (1) Newly Adopted Accounting Standards (unaudited)

  In June 1997, Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported. Other comprehensive income for the three months ended March 31, 1997 and 1998 was $(79,800) and $44,700, respectively, and is comprised of the change in the foreign currency translation.

  In October 1997 the AICPA issued SOP 97-2, "Software Revenue Recognition", which supersedes SOP 91-1. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as additional software products, upgrades or enhancements, rights to exchange or return software, postcontract customer support, or services, including elements deliverable only on a when-and-if-available basis, to be allocated to the various elements of such sale based on "vendor-specific objective evidence of fair values" allocable to each such element.

  The Company has reviewed and accounted for its license agreements under the requirements of SOP 97-2 and did not have a material effect on its results of operations.

  Other pronouncements issued by the FASB or other authoritative accounting standard groups with future effective dates are either not applicable or are not significant to the financial statements of the Company.

(2) FOREIGN OPERATIONS

  The Company's balance sheets include foreign branch assets of $2,574,400, $3,867,200 and $2,390,526 and liabilities of $282,200, $406,600 and $335,262 at December 31, 1996 and 1997 and (unaudited) March 31, 1998, respectively. The foreign net income for the years ended December 31, 1995, 1996, 1997 and (unaudited) the three months ended March 31, 1997 and 1998, after allocation of corporate charges, was $133,700, $345,400, $45,300, $(115,600) and
$(110,900), respectively.

  With the exception of direct sales activities in the United Kingdom and Canada, the Company utilizes distributors and agents to market its products outside the United States. Revenues generated through these third parties amounted to $147,100, $288,700 $125,400, $35,700 and $21,200 for the years ended December 31, 1995, 1996, 1997 and (unaudited) the three months ended March 31, 1997 and 1998, respectively.

                        TSI INTERNATIONAL SOFTWARE LTD.

(3) INVESTMENT IN LICENSING CONTRACTS

  The net investment in licensing contracts at December 31, 1997, is comprised of future minimum contract payments receivable, net of unearned interest income. The interest rate implicit in term-use licensing contracts was 9.5% for contracts entered into during the years 1996 and 1997. Total minimum contract payments receivable at December 31, 1997 are as follows:

     1998........................................................... $  738,100
     1999...........................................................    368,600
     2000...........................................................     81,000
     2001...........................................................     10,900
                                                                     ----------
                                                                      1,198,600
     Less unearned interest income..................................    (98,700)
                                                                     ----------
                                                                      1,099,900
     Less current portion...........................................   (678,100)
                                                                     ----------
     Non current portion............................................ $  421,800
                                                                     ==========

  There were no transactions during the three months ended March 31, 1998 which would significantly alter these receivables.

(4) CAPITAL ASSETS

 (a) Furniture, Fixtures and Equipment

  Furniture, fixtures and equipment consist of the following:

                                   DECEMBER 31,          MARCH 31,
                              ------------------------  -----------    USEFUL
                                 1996         1997         1998      LIFE RANGE
                              -----------  -----------  -----------  ----------
                                                        (UNAUDITED)
   Computer systems.......... $ 2,421,700  $ 3,175,900    3,354,700   3-7 years
   Furniture and fixtures....     545,500      607,200      621,400   3-7 years
   Office equipment..........     325,800      335,900      589,900   3-7 years
   Leasehold improvements....     328,500      443,700      449,400  3-10 years
   Automobiles...............      99,900       64,900       65,700     5 years
                              -----------  -----------  -----------
                                3,721,400    4,627,600    5,081,100
   Less accumulated
    depreciation and
    amortization.............  (2,417,000)  (3,040,300)  (3,210,700)
                              -----------  -----------  -----------
                              $ 1,304,400  $ 1,587,300  $ 1,870,400
                              ===========  ===========  ===========

  Computer systems and equipment under capital leases included in the above totals, net of accumulated depreciation, was $56,200, $30,800 and $23,300 as of December 31, 1996 and 1997 and (unaudited) March 31, 1998, respectively.

 (b) Purchased Software

  In 1990 the Company acquired software from Foretell Corporation which was available for sale to customers at the time of purchase. The cost of $1,484,200 was amortized over a five-year period which ended in 1995. Amortization expense for 1995 was $272,100.

(5) LONG-TERM DEBT

  The Company has a line of credit facility with The Bank of New York which provides for Company borrowings equal to the lesser of $4,000,000 or the sum of 80% of eligible accounts receivable, and a lesser percentage of certain other receivables. Borrowings may take the form of prime rate loans (which bear interest

                        TSI INTERNATIONAL SOFTWARE LTD.

on borrowings at either the bank's prime rate plus 1.0%) or LIBOR rate loans (which bear interest at the LIBOR rate plus 3.0%). The Company's obligations under this credit line are secured by substantially all of the Company's assets. At December 31, 1997, the Company was in compliance with all financial covenants. All amounts outstanding under this line of credit were paid off in July 1997 with proceeds from the Company's initial public offering. The Company had no borrowings outstanding at December 31, 1997. Borrowing costs and effective interest rates under this agreement were as follows:

                                                                  THREE MONTHS
                                                                  ENDED MARCH
                                    YEARS ENDED DECEMBER 31,          31,
                                   ----------------------------  --------------
                                     1995      1996      1997     1998   1997
                                   --------  --------  --------  ------ -------
                                                                  (UNAUDITED)
   Interest expense............... $368,300  $250,200  $181,500     --  $60,000
   Guarantee fees.................   31,500    23,600     1,400     --    3,100
   Commitment fees................   20,000    11,700    12,900  $4,900     --
                                   --------  --------  --------  ------ -------
                                   $419,800  $285,500  $195,800  $4,900 $63,100
                                   ========  ========  ========  ====== =======
   Effective interest rate........    11.41%     9.51%    13.26%    --     8.41%
                                   ========  ========  ========  ====== =======

(6) STOCKHOLDERS' EQUITY (DEFICIT)

 (a) Initial Public Offering

  On July 1, 1997, the Company sold 3,000,000 shares of common stock in an initial public offering ("IPO") which resulted in proceeds of approximately $24,272,300, net of offering expenses of $837,700. In connection with the completion of the IPO, the following transactions were completed: (i) The Company increased the number of authorized shares of common stock and preferred stock to 20,000,000 shares and 5,000,000 shares, respectively; (ii) the Company completed a three-for-one common stock split; (iii) all outstanding preferred shares were converted into 2,759,715 shares of common stock; and, (iv) certain shareholders of the Company registered and sold 1,600,000 of common stock with net proceeds to these shareholders of $13,392,000. The accompanying financial statements have been retroactively adjusted to reflect the common stock split.

  In addition, on May 15, 1997, three new investors acquired a total of 50,000 shares of Series E convertible preferred stock at $20 a share, which at closing of the IPO converted into 150,000 shares of common stock.

  At December 31, 1996, certain owners of preferred and common stock held an aggregate of nine warrants to purchase common stock at $2.00 a share. During 1997, two warrants were exercised into an aggregate of 296,827 shares. As the warrants were exercised on a net exercise basis, no proceeds were received by the Company. At December 31, 1997, there are seven warrants remaining which are exercisable for 711,711 shares of common stock and expire in 2002.

                          INTERNATIONAL SOFTWARE LTD.

 (b) Preferred Stock

  The Company has authorized 5,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences, and designations as the Board may determine without any vote of the stockholders. At December 31, 1996 the following shares of preferred stock were outstanding:

     Series A Stock..................................................... 297,405
     Series B Stock..................................................... 115,761
     Series C Stock..................................................... 447,803
                                                                         -------
       Total outstanding................................................ 860,969
                                                                         -------
     Series B Stock issuable to prevent dilution........................   8,936
                                                                         -------
                                                                         869,905
                                                                         =======

  On July 1, 1997, in conjunction with the Company's initial public offering, all preferred shares outstanding were converted into 2,759,715 shares of stock based on the three-to-one stock split. No preferred shares were issued or outstanding at December 31, 1997.

 (c) Stock Option Plans

  The Company maintains a 1993 Stock Option Plan ("1993 Plan") which provided that the Company may grant options for employees to purchase up to 1,558,431 shares of the Company's common stock. In May 1997, the Board resolved that no further options would be granted under the 1993 plan following the closing of the Company's Initial Public Offering ("IPO"). There were 215,100 options granted under the 1993 Plan at exercise prices ranging from $1.67 to $9.00 in the year ended December 31, 1997 prior to the IPO. Any shares reserved for issuance under the 1993 Plan that are not subject to outstanding options or that are subject to outstanding options which either terminate without being exercised or that are repurchased by the Company are available for issuance under the 1997 Equity Incentive Stock Option Plan.

  The Company established the 1997 Equity Incentive Stock Option Plan ("Equity Plan") in May 1997. The Equity Plan provides that the Company may grant options to employees to purchase up to 1,405,074 shares of the Company's common stock. The Company granted 35,500 options under the Plan in 1997 at exercise prices from $6.67 to $14.375 per share. Options have been granted at fair market value. No options may be granted for a term greater than 10 years.

  In addition, the Company established a Directors Stock Option Plan in May 1997 which authorizes the issuance of options to directors to purchase 225,000 shares of the Company. During 1997, 60,000 options were granted at $6.67 a share. No options were issued during the first quarter of 1998.

  In addition, the Company established an Employee Stock Purchase Plan which reserves a total of 750,000 shares of the Company's common stock for issuance thereunder. The plan permits eligible employees to acquire shares of the Company's common stock through payroll deductions. Eligible employees may select a deduction of 2 to 15% of their compensation subject to certain maximum limitations as described in the plan. The offering period began on the date of offering and will end on July 31, 1998. As of March 31, 1998, (unaudited) 70,662 shares had been purchased under the plan at $7.65 per share totalling $539,900. Purchases of shares take place at six-month intervals from the beginning date of each offering period.

                        TSI INTERNATIONAL SOFTWARE LTD.

  Transactions under all Plans are summarized below:

                                                        NUMBER OF    WEIGHTED
                                                         SHARES    AVERAGE PRICE
                                                        ---------  -------------
   Shares under option at December 31, 1994............   739,767     $ 0.33
     Exercised.........................................   (71,160)    $ 0.33
     Granted...........................................   367,500     $ 0.33
     Cancelled.........................................  (116,250)    $ 0.33
                                                        ---------     ------
   Shares under option at December 31, 1995............   919,857     $ 0.33
     Exercised.........................................       --      $ 0.00
     Granted...........................................   150,000     $ 1.40
     Cancelled.........................................    (6,000)    $ 0.33
                                                        ---------     ------
   Shares under option at December 31, 1996............ 1,063,857     $ 0.48
     Exercised.........................................   (10,700)    $ 0.82
     Granted...........................................   310,600     $ 6.41
     Cancelled.........................................       --      $ 0.00
                                                        ---------     ------
   Shares under option at December 31, 1997............ 1,363,757     $ 1.83
     Exercised (unaudited) ............................   (73,476)    $ 0.33
     Granted (unaudited) ..............................   360,700     $13.22
     Cancelled (unaudited) ............................      (200)    $ 0.33
                                                        ---------     ------
   Shares under option at March 31, 1998 (unaudited)... 1,650,781     $ 4.39
                                                        =========     ======
   Options exercisable were as follows:
     December 31, 1995.................................   409,107     $ 0.33
     December 31, 1996.................................   576,357     $ 0.33
     December 31, 1997.................................   771,907     $ 0.42
     March 31, 1998 (unaudited) .......................   710,831     $ 0.45

  Options were granted in 1995 and prior years at an exercise price of $0.33 a share, options were granted during 1996 at exercise prices of $0.67 and $1.67 a share, options were granted during 1997 at exercise prices between $1.66 to $14.375 and (unaudited) options were granted for the three months ended March 31, 1998 at exercise prices of $11.91 and $13.70 per share. Substantially all options vest ratably over a four-year period from the date of grant. There were (unaudited) 1,854,312 shares available for grant at March 31, 1998.

  As discussed in Note 1, the Company adopted SFAS No. 123 during 1996 and elected not to recognize compensation expense relating to employee stock options where the exercise price of the option equaled the fair value (as estimated by the Company) of the stock on the date of grant. As a non-public entity prior to July 1, 1997, for the years 1995 and 1996 the Company utilized the minimum value method to determine compensation based on the fair value of the options on the date of grant in accordance with SFAS No. 123. Following are the resultant pro forma amounts of net income and net income per share:

                                                    1995      1996       1997
                                                  -------- ---------- ----------
   Net income--as reported....................... $822,800 $1,227,900 $2,479,600
   Net income--pro forma......................... $819,500 $1,216,600 $2,023,600
   Earnings per share--as reported--Basic........ $    .29 $      .43 $      .42
   --Diluted..................................... $    .15 $      .21 $      .29
   Earnings per share--pro forma--Basic.......... $    .29 $      .42 $      .34
   --Diluted..................................... $    .15 $      .21 $      .24

                        TSI INTERNATIONAL SOFTWARE LTD.

  The weighted average fair value of each option granted in 1995, 1996 and 1997 was $0.22, $0.92 and $4.24, respectively. These values are based on estimates on the date of grant using the modified Black-Scholes option pricing model using the following weighted average assumptions:

                                                        1997       1996 AND 1995
                                                    -------------  -------------
   Risk-free interest rate......................... 5.37% to 7.07%     6.27%
   Expected life in years..........................             6         6
   Expected volatility.............................          59.8%        0%
   Expected dividend yield.........................             0%        0%

(7) EARNINGS PER SHARE

  In February 1997, Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share" was issued. The statement sets forth guidance on the presentation of earnings per share and requires dual presentation of Basic and Diluted earnings per share on the face of the income statement. The computation of basic earnings per share is based on income available to common stockholders and the weighted average number of common shares outstanding during each period. Diluted earnings per share reflect the potential dilution that could occur if dilutive stock options were exercised resulting in the issuance of common stock that then shared in the earnings of the Company. In connection with the IPO, all outstanding preferred stock was converted into common stock on the basis described in note 6 and, accordingly, are shown as outstanding for the diluted earnings per share calculation for all periods presented. Following are the components of common stock used to calculate Basic and Diluted earnings per share:

                                                            THREE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,         MARCH 31,
                             ----------------------------- --------------------
                               1995      1996      1997      1997       1998
                             --------- --------- --------- --------- ----------
                                                               (UNAUDITED)
   Weighted average common
    shares outstanding
    (basic shares).........  2,845,630 2,886,822 5,916,993 2,886,822  9,044,404
   Common shares issued for
    conversion of preferred
    stock..................  2,609,415 2,609,415 1,304,632 2,609,415        --
   Dilutive effect of stock
    options and warrants...        --    314,973 1,345,136   872,308  1,783,232
                             --------- --------- --------- --------- ----------
     Total diluted shares..  5,455,045 5,811,210 8,566,761 6,368,545 10,827,636
                             ========= ========= ========= ========= ==========

(8) EMPLOYEE BONUS AND SAVINGS PLANS

  The Company maintains a bonus plan for all non-executive officer employees. The bonus plan is reviewed annually by the Board of Directors and provides for payments based upon a percentage of pretax income, as defined. Bonus payments were $100,000, $200,000, and $200,000 in 1995, 1996 and 1997, respectively.

  On July 1, 1990, the Company established a defined contribution plan under
Section 401(k) of the Internal Revenue Code which provides for voluntary employee salary deferrals but does not require Company matching funds. The defined contribution plan covers substantially all employees. Employees are eligible to contribute to the defined contribution plan upon completion of three months of service with the Company. Contributions are subject to established limitations as determined by the Internal Revenue Service. There have been no Company contributions to the plan to date. As of January 1, 1998 the Company amended the plan to include an employer match of 2% of participants' contributions up to 4%.

                        TSI INTERNATIONAL SOFTWARE LTD.

(9) INCOME TAXES

  The provision for income taxes is comprised of the following for the years ended December 31, 1995, 1996 and 1997:

                                                          1995    1996    1997
                                                         ------- ------- -------
   Federal alternative minimum taxes (AMT).............. $34,600 $36,200 $46,000
   State taxes..........................................     --      --   30,000
                                                         ------- ------- -------
     Provision for income taxes......................... $34,600 $36,200 $76,000
                                                         ======= ======= =======

  At December 31, 1997, the Company had federal tax net operating loss carryforwards of $6,849,000 expiring between the years 2000 and 2009 and research and experimentation credits of $655,900 expiring between 2003 and 2008. Section 382 of the Internal Revenue Code imposes a limitation on the amount of tax loss carryforwards which can be utilized in any year after there has been a 50% or greater ownership change of the Company. The ownership change is based on the number of shares of stock or the aggregate market value of the stock within any consecutive three year period. Future years' utilization of the Company's tax loss carryforwards could be subject to this limitation.

  At December 31, 1996 and 1997, the components of net deferred taxes (utilizing a 41.4% combined tax rate) were:

                                                               1996      1997
                                                            ---------- --------
   Deferred tax liabilities................................ $1,024,900 $928,200
   Deferred tax assets, net of valuation allowances of
    $5,294,900 and $4,441,500 in 1996 and 1997............. $1,024,900 $928,200
                                                            ---------- --------
     Net deferred taxes....................................        --       --
                                                            ========== ========

  Significant temporary differences which give rise to deferred tax (a) liabilities and (b) assets are: (a) investment in licensing contracts receivable and depreciation; and (b) net operating loss carryforwards and deferred maintenance revenues.

  The decrease in the valuation allowance of $853,400 in 1997 is the result of the utilization of net operating loss carryforwards.

  The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes:

                                                                 1996    1997
                                                                 -----   -----
   U.S. Federal Statutory Rate..................................  34.0%   34.0%
   Non-deductible expenses......................................   7.5%    1.6%
   State income taxes, net of U.S. federal tax benefit..........   1.2%    0.8%
   Change in valuation allowance................................ (39.8)% (33.4)%
                                                                 -----   -----
     Effective tax rate.........................................   2.9%    3.0%
                                                                 =====   =====

(10) ACCRUED EXPENSES

  Included in accrued expenses as of December 31, 1996, and 1997 and (unaudited) the three months ended March 31, 1998 are compensation costs (regular payroll, commissions, bonus, profit sharing, and other withholdings) of $548,300, $1,473,500, and $970,000, respectively.

                        TSI INTERNATIONAL SOFTWARE LTD.

(11) COMMITMENTS AND CONTINGENCIES

  The Company rents premises and furniture, fixtures, and equipment under operating leases which expire at various dates through 2011.

  Future minimum payments, by year and in the aggregate, under operating and capital leases at December 31, 1997 are:

   YEAR                                                    CAPITAL   OPERATING
   ----                                                    --------  ----------
   1998................................................... $ 20,700  $1,172,700
   1999...................................................   10,500   1,097,700
   2000...................................................   10,500   1,080,900
   2001...................................................    1,800     594,100
   2002...................................................      --      144,000
   Thereafter.............................................      --    1,872,000
                                                           --------  ----------
     Total................................................ $ 43,500  $5,961,400
                                                                     ==========
   Less amount representing interest......................  (17,400)
                                                           --------
     Present value of minimum capital lease payments...... $ 26,100
                                                           ========

  There were no significant modifications to the Company's portfolio of leases during the three months ended March 31, 1998.

  Certain of the aforementioned leases provide for additional payments relating to taxes and other operating expenses. Rental expense for the years ended December 31, 1995, 1996, and 1997 and (unaudited) three months ended March 31, 1997 and 1998, under all operating leases aggregated approximately $820,900, $717,300, $840,428, $193,100 and $210,107, respectively.

(12) LITIGATION SETTLEMENT

  In April 1995 the Company received cash in settlement of a lawsuit which, after payment of legal expenses, resulted in a non-operating gain of $176,900.

                        TSI INTERNATIONAL SOFTWARE LTD.

(13) CONDENSED QUARTERLY INFORMATION (UNAUDITED)

  The following condensed quarterly information has been prepared by management on a basis consistent with the Company's audited financial statements. Such quarterly information may not be indicative of future results. Amounts are in thousands, except per share data.

                                                              1996
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
   Total revenues..............................  $4,089  $4,236   $5,046  $5,633
   Gross profit................................   3,564   3,681    4,413   4,845
   Net income..................................     121     186      518     403
   Net income per share--Basic.................    0.04    0.06     0.18    0.14
   --Diluted...................................    0.02    0.03     0.09    0.07
   Weighted average number of common and common
    equivalent shares outstanding--Basic.......   2,887   2,887    2,887   2,887
   --Diluted...................................   5,496   5,648    5,989   6,111
                                                              1997
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
   Total revenues..............................  $5,508  $6,155   $7,000  $8,007
   Gross profit................................   4,786   5,491    6,032   7,093
   Net income..................................     313     267      789   1,115
   Net income per share--Basic.................    0.11    0.09     0.09    0.12
   --Diluted...................................    0.05    0.04     0.07    0.10
   Weighted average number of common and common
    equivalent shares outstanding--Basic.......   2,887   2,887    8,944   8,950
   --Diluted...................................   6,369   6,493   10,724  10,682

  The sum of the quarterly per share amounts does not agree to the respective annual amounts due to rounding.

The inside back cover contains a chart depicting data transformation. The left side of the graphic contains pictures of 3 computers in a vertical row with a cube, pyramid and sphere, respectively next to the computer. Each drawing has an arrow emanating from it to an oval in the center of the graphic. The oval contains a vertical row of a cube, pyramid and sphere (in a vertical column) each with two arrows emanating from it and pointing to two other three dimensional shapes on the right side of the oval. The right side of the oval has two arrows emanating from it and pointing towards the right. The top arrow points to a piece of computer equipment with a three dimensional shape next to it and the bottom arrow points to a different piece of computer equipment with a three dimensional "pie" shape next to it.

                     The TSI Data Transformation Solution
                         for Integrating Applications

 . Concurrent transformation between multiple application sources and destimations

 . Support for any application, message or file format

 . Elimination of custom written interface programs

 . No modification to the underlying applications

 . Support for multiple protocols for data transport

 . Scalability and portability across a broad range of computing platforms

 . Execution in batch mode, real-time, stand-alone, or embedded within applications

                        [LOGO OF TSI SOFT APPEARS HERE]